As filed with the Securities and Exchange Commission on February 28, 2013
REGISTRATION NO. 811-08920

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☑

AMENDMENT NO. 18

TORCHLIGHT VALUE FUND, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

230 Park Avenue
New York, New York 10169
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE:  (212) 883-2800

Daniel Heflin

Torchlight Investors, LLC

230 Park Avenue New York, New York 10169
(NAME AND ADDRESS OF AGENT FOR SERVICE)

Copy To:
Nathan J. Greene, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022

Prospectus

Torchlight Value Fund, Inc.

February 28, 2013

Like the securities of all investment companies, these securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) nor has the SEC passed on the accuracy of this prospectus.  It is a criminal offense to claim otherwise.

The Fund has not and does not intend to engage in a public offering of its securities.  The securities have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon the exemption provided by Section 4(2) of the 1933 Act.  The securities have not been registered under any state securities laws in reliance upon various exemptions provided by those laws.  The securities have not been approved or disapproved by any regulatory authority nor has any regulatory authority passed on the merits of this offering or the accuracy or adequacy of this Prospectus.  Any representation to the contrary is a criminal offense.  The securities are being offered to qualified persons who will purchase the securities for their own accounts.  The minimum initial investment is $3 million.  The securities may not be transferred or resold except as permitted under the 1933 Act and the securities laws of the states in which the securities are sold pursuant to registration under the 1933 Act or such laws or exemptions therefrom.  No public market for the securities now exists or is anticipated to develop.  These securities are redeemable through the issuer.

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TORCHLIGHT VALUE FUND, INC.

SUMMARY

Torchlight Value Fund, Inc. (the “Fund”) was formed in December 1994 as a non-diversified, closed-end management investment company under the Investment Company Act of 1940 (the “1940 Act”).  The Fund was reorganized as an open-end management investment company on July 8, 1999 and on June 20, 2002; the Fund was reorganized into a “feeder fund” in a “master-feeder” structure (as discussed more fully below).  Torchlight Investors, LLC (the “Adviser”) serves as the investment adviser for the Fund.

The investment objective of the Fund is to provide high current income.  The Fund seeks to achieve its investment objective by investing all of its assets in the “Master Fund” (defined below), which in turn actively manages a portfolio of investments comprised primarily of commercial mortgage-backed securities (“CMBS”).  A CMBS is a type of mortgage-backed security that is secured by a loan (or loans) on one or more interests in commercial real estate property.

Investment Objective

The investment objective of the Fund is to provide high current income.  The Fund, unlike many other investment companies that directly acquire and manage their own securities, intends to seek to achieve its investment objective by investing all of its assets in Torchlight Value Fund Master, LLC (“Master Fund”), a registered investment company organized as a Delaware limited liability company having the same investment objective as the Fund.  The Master Fund in turn invests its assets, including those of the Fund, in securities.  Accordingly, the investment performance of the Fund will correspond directly with the investment performance of the Master Fund.  Investors should carefully consider this investment approach.  See “Investments in the Fund—Risk Factors—Special Considerations Regarding Master-Feeder Structure” for additional information regarding this structure.  There can be no assurance that either the Fund or the Master Fund will achieve its investment objective.  For further discussion on the operations of the Master Fund, please refer to the Prospectus of the Master Fund.

In making its investments, the Master Fund follows a “value” strategy, meaning that the Fund seeks to acquire CMBS that the portfolio managers believe are potentially under-valued by the market relative to their underlying assets.  The Master Fund intends to principally acquire various mezzanine and subordinate classes of CMBS trusts (backed by collateral, primarily commercial mortgages (the “Collateral”)), which bear a higher risk-of-loss than more senior classes of the same trust.  Some of these classes are considered to be “first loss” in that they are the first class to bear any loss resulting from a default on an underlying asset.  The majority of the securities in which the Master Fund will invest are expected to be CMBS.    Certain investments may not meet requirements to receive a credit rating from a rating agency. These investments could be considered higher risk than investments that have been rated.  The Master Fund may invest up to 20% of its total assets in U.S. Treasury Securities and securities issued or guaranteed by agencies or instrumentalities of the U.S. Government that are not mortgage securities.

The Master Fund may invest in securities with any investment rating, as well as unrated securities. However, securities rated below B- or unrated may not exceed 20% of the Master Fund’s total asset value.  In addition, the Master Fund may purchase and hold securities of any duration.

In support of its investment objective and to mitigate the risks associated with an investment in the Fund, a number of fundamental and non-fundamental investment restrictions have been placed on the activities of the Fund.  These restrictions are set forth in the Statement of Additional Information (the “SAI”) that accompanies, and should be read in conjunction with, this Prospectus.  The investment restrictions of the Master Fund are identical to those of the Fund.

Risk Factors

The Fund intends to seek to achieve its investment objective by investing all of its assets in the Master Fund.  Accordingly, the Fund will be subject to all of the investment risks to which the Master Fund is subject.  As a mutual fund investing in fixed income securities, the Master Fund is subject primarily to interest rate risk, spread risk, credit risk, high yield risk and market risk.

Interest rate risk is the potential for the value of the Master Fund’s assets to fall due to rising interest rates.  In general, fixed-income securities lose value when interest rates rise and gain value when interest rates fall.

Spread risk is the potential for the value of the Fund’s assets to fall due to the widening of spreads.  Fixed income securities generally compensate for greater credit risk by paying interest at a higher rate.  The difference (or “spread”) between the yield of a security and the yield of a benchmark, such as a U.S. Treasury security with a comparable maturity, measures the additional interest paid for risk.  As the spread on a security widens (or increases), the price (or value) of the security will fall.  Spread widening may occur, among other reasons, as a result of market concerns over the stability of the market, excess supply, or general credit concerns in other markets and reduction in risk tolerance.

Credit risk is the possibility that the obligors under a security may be unable to make payments of interest and/or principal, increasing the risk of default on the security.  In such a case, the Master Fund may suffer from a loss of interest income or may lose some or all principal invested in such security.  Credit risk could be significant for the Master Fund given that it invests in mezzanine and subordinate classes of securities, which bear a higher risk-of-loss of a default on the underlying loan than more senior securities.

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High yield risk is the possibility that the Master Fund may invest in high yield securities (commonly known as “junk bonds”), which may be subject to greater levels of interest rate, credit (including issuer default) and liquidity risk than investment grade securities and may experience extreme price fluctuations. The securities of such companies may be considered speculative and the ability of such companies to pay their debts on schedule may be uncertain.

Market risk is the potential that the prices of securities owned by the Master Fund may go up or down, sometimes rapidly or unpredictably,  due to factors affecting the general markets or particular industries related to the securities.  The value of a security may decline due to general market conditions which are not specifically related to such security, such as real or perceived adverse economic conditions, changes in the general outlook of the economy, changes in interest or currency rates or adverse investor sentiment.  They may also decline due to factors that affect a particular industry or industries – specifically because of real estate fundamentals particular to a local market or property type.  Additionally, the price of securities acquired by the Master Fund may decline substantially for reasons not necessarily attributable to what are often referred to a security’s “fundamentals” (e.g., its prospects based on a measured analysis of its assets, cash flows, etc.).  In particular, investing at what may appear to be “undervalued” levels is no guarantee that the purchased assets will not subsequently be trading at even more “undervalued” levels.

The Master Fund intends to acquire various mezzanine and subordinate classes, including unrated and “first loss” classes.  A “first loss” class is the most subordinate class of a multi-class issuance debt security and is the last class to receive payment of interest and principal and the first class to bear the loss resulting from defaults on the Collateral.  Mezzanine and subordinate classes are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior classes.  The market values of such mezzanine and subordinate classes tend to be more sensitive to changes in economic conditions than more senior classes.  As a result of these and other factors, these securities are generally not actively traded and are not likely to provide holders thereof with liquidity.  In addition, the Master Fund’s investments in mezzanine and subordinate classes will be subject to the risks of adverse conditions in the securities markets.  Such adverse conditions would impair the value and marketability of such investments.  The yield-to-maturity on mezzanine and subordinate classes may be extremely sensitive to the default and loss experience of the underlying Collateral and the timing of any such defaults or losses.  Because the mezzanine and subordinate classes generally have little or no credit support, to the extent that losses are realized on the Collateral, the Master Fund may not recover the full amount, or any, of its investment in such mezzanine and subordinate securities.  The subordination of these classes of securities may adversely affect the yield on such classes even if realized losses ultimately are not allocated to such classes.  On any payment date, interest and principal generally would be paid on the more senior classes before interest and principal would be paid with respect to the mezzanine and subordinate classes.  Typically, interest deferred on mezzanine and subordinate classes would be payable on subsequent payment dates to the extent funds become available, but such deferral itself may not bear interest.  Such deferral of interest generally will adversely affect the yield on the mezzanine and subordinate classes.  The yield of such securities will also be affected by the rate and timing of payment of principal on the Collateral.  The rate of principal payments may vary significantly over time depending on a variety of factors such as the level of prevailing interest rates and economic, tax, legal and other factors.  Prepayments of principal on the Collateral are generally allocated to the more senior classes until the balance of such senior classes is reduced to zero.  To the extent that the holders of mezzanine and subordinate classes are not paid compensating interest on interest shortfalls due to prepayments, liquidations or otherwise, the yield on the mezzanine and subordinate classes may be adversely affected.

In addition, the prices of lower-rated securities have been found to be less sensitive to interest rate changes than more highly-rated investments, but more sensitive to adverse economic downturns or specific credit developments.  A projection of an economic downturn, adverse rising interest rates, or a recession for example, could cause a decline in the price of lower-rated securities due to the inability of obligors of the Collateral to make principal and interest payments or repay debt at maturity.  In such event, existing credit supports may be insufficient to protect against loss of principal.

The Collateral will present credit risk, both with respect to delinquency and default.  Delinquency refers to interruptions in the payment of interest and/or principal during the term of a loan.  Default refers to the potential for unrecoverable principal loss from the sale of foreclosed properties for an amount less than the unpaid principal balance of the collateral.  The value of the securities purchased by the Master Fund will depend, in part, upon the creditworthiness of the underlying real estate for payment of principal and interest on the collateral.  If the Master Fund does not receive scheduled interest or principal payments on such Collateral, the Master Fund’s net asset value may be adversely affected.  There is no assurance that the liquidation of Collateral will satisfy the borrower’s obligation, or that the Collateral can be liquidated.

Payments of principal and interest on the mortgage loans depend solely on cash flow from the underlying properties, and are risks of the direct ownership in real estate.  These risks include, among others, national, regional and local economic conditions (which may be adversely impacted by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of office space, hotel rooms, retail, industrial or other commercial space); changes or continued weakness in specific industry segments; perceptions by prospective tenants and, in the case of retail properties, retailers and shoppers, of the safety, convenience, services and attractiveness of the property; the willingness and ability of the property’s owner to provide capable management and adequate maintenance; construction quality, age and design; demographic factors; changes to building or similar codes; and increases in operating expenses (such as energy costs).  The historical operating results of the mortgaged properties may not be comparable to future operating results.  In addition, other factors may adversely affect the mortgaged properties’ value without affecting the net operating income, including changes in governmental regulations, zoning or tax laws, potential environmental or other legal liabilities, the availability of refinancing, and changes in interest rate levels.

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In addition, certain obligors on underlying Collateral may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due under the Collateral may be materially adversely affected.

Concentration risk reflects the possibility that the Fund may significantly concentrate its positions within a particular sector of the fixed income market and, as such, a particular sector might comprise the large majority of the Fund’s assets.  Conversely, the Fund may not have any investments in certain sectors of the fixed income market.  If a particular sector in which the Fund is over allocated versus the benchmark underperforms the benchmark, then the Fund may significantly underperform the benchmark.  Conversely, if a particular sector in which the Fund is under allocated versus the benchmark outperforms the benchmark, then Fund may significantly underperform the benchmark.  Concentration in a particular sector or sectors may increase the volatility of the Fund’s returns relative to a less concentrated portfolio.

Non-diversified risk reflects the risk that the Fund may be more susceptible than a more widely diversified fund to any single economic, political or regulatory occurrence because the Fund has registered with the Securities and Exchange Commission as a “non-diversified” investment company, which enables it to invest more than 5% of its assets in the obligations of any single issuer.

Prepayment risk is the possibility that the value of the Master Fund’s investments may be affected by prepayments.  Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors and cannot be predicted with certainty.  In periods of declining interest rates, prepayments on loans and securities generally increase.  In addition, because interest rates have declined, the funds available for reinvestment by the Master Fund during such periods are likely to be reinvested at lower interest rates than the Master Fund was earning on the prepaid investments.  The types of securities in which the Master Fund intends to invest may decrease in value as a result of increases in interest rates and may benefit less than other fixed income securities from declining interest rates because of the risk of prepayment.

Investments in real estate and real estate related assets are subject to various risks, including:  adverse changes in national or international economic conditions; adverse local market conditions; the financial condition of tenants, buyers and sellers of properties; changes in availability of debt financing; changes in interest rates, real estate taxes, and other operating expenses; changes in environmental laws and regulations, zoning laws and other governmental risks and fiscal policies; changes in energy prices; changes in relative popularity of properties; risks due to dependence on cash flow; risks and operating problems arising out of the presence of certain construction materials; environmental claims arising in respect of real estate acquired with undisclosed or unknown environmental problems or as to which inadequate reserves have been established; uninsurable losses; acts of God; and other factors beyond the control of the Master Fund.

The Master Fund may invest in securities that lack an established secondary trading market or are otherwise considered illiquid, but will invest no more than 15% of its net assets in securities deemed to be illiquid under applicable SEC liquidity interpretations.  In the event the value of illiquid securities meets or exceeds 15%, management will move to reduce these holdings within a reasonable period of time.  Liquidity of a security refers to the ability to readily sell the security at a normal market price, and does not relate to the credit risk or likelihood of receipt of cash at maturity.  Illiquid securities may trade at a discount from comparable, more liquid investments and at times there may be no market at all.  Mezzanine and subordinate CMBS may be less marketable or in some instances illiquid because of the absence of registration under the U.S. federal securities laws, contractual restrictions on transfer, the small size of the market and the small size of the issue (relative to the issues of comparable interests).  Because of continuing market dislocation and to avoid selling securities at severely distressed levels, the percentage of the Master Fund’s net assets that are represented by illiquid securities is, and is expected to remain, significantly above past levels.

Certain securities that the Master Fund will acquire will include interests that have not been registered under the 1933 Act or other applicable relevant securities laws, resulting in a prohibition against transfer, sale, pledge or other disposition of such securities except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws.  Thus, these restrictions may limit the ability of the Fund to transfer, sell, pledge or otherwise dispose of certain investments in response to changes in economic and other conditions.

Certain trusts that issue the Master Fund’s portfolio securities may retain an affiliate of the Adviser as “special servicer” to resolve delinquent and defaulted underlying loans held by the trust.  Portfolio securities held by the Master Fund and/or other clients of the Adviser may be a factor, and potentially a significant factor, in determining whether the Adviser will have the authority to select or recommend its affiliate as special servicer.  The Adviser will thus face a conflict of interest in determining whether to select or recommend an affiliate as opposed to a third party as well as, potentially (and assuming the securities ultimately may contribute to the authority of the Adviser to select the special servicer), a conflict of interest in determining which securities to purchase or hold for the Master Fund.  When retained as such, the special servicer may or may not service loans affecting securities of the trust in which the Master Fund is invested.  In certain circumstances, the special servicer may be in possession of material non-public information with respect to a loan or class of security in the CMBS trust.  If this occurs, the Master Fund may be precluded from selling or buying additional interests in the security until such information becomes publicly available or no longer material, and therefore will limit the Master Fund’s ability to buy or sell such security in response to changes in economic or other conditions.

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Each of the Fund and the Master Fund has registered with the Securities and Exchange Commission as a “non-diversified” investment company, which enables each to invest more than 5% of its assets in the obligations of any single issuer.  As a result of this ability to concentrate its investments in the obligations of a smaller number of issuers, the Master Fund may be more susceptible than a more widely diversified fund to any single economic, political or regulatory occurrence.  As a matter of fundamental policy, the Master Fund will not invest more than 25% of its assets in the securities of any one industry; provided, however, that the Master Fund will, except for temporary defensive purposes, invest at least 25% of the value of its total assets in securities which represent interests in mortgages or liens on real property.  Securities issued or guaranteed by the U.S. Government or any agency or instrumentality thereof are not treated as an industry.

Risks of other investment management techniques may occur when the Master Fund enters into hedging transactions primarily to protect itself from the effect of interest rates.  There can be no assurance that the Master Fund’s hedging activities will have the desired beneficial impact on the Master Fund’s results of operation or financial condition.  Moreover, no hedging activity can completely insulate the Master Fund from the risks associated with changes in interest rates and prepayment rates.  The Master Fund’s performance may be affected adversely if the Master Fund fails to employ an effective hedging strategy.  Hedging involves risk and typically involves costs, including transaction costs.  Such costs may increase dramatically as the period covered by the hedging increases and during periods of rising or volatile interest rates.  The Master Fund may increase its hedging activities, and, thus, increase its hedging costs, during such periods when interest rates are volatile or rising.  Losses on a hedge position may reduce the Master Fund’s net asset value.  There may be no perfect hedge for any investment and a hedge may not perform its intended purpose of offsetting losses on an investment.

With respect to credit default swaps (“CDS”) and total return swaps, the Master Fund will not have a contractual relationship with the reference obligor on the reference obligation.  The Master Fund generally will have no right directly to enforce compliance by the reference obligor with the terms of either the reference obligation or any rights of set-off against the reference obligor, nor will the Master Fund generally have any voting or other consensual rights of ownership with respect to the reference obligation.  The Master Fund will not have the benefit of the remedies that would normally be available to a holder of such reference obligation.  In the event of the insolvency of the CDS counterparty, the Master Fund will be treated as a general creditor of such counterparty and will not have any claim of title with respect to the reference obligation.  Consequently, the Master Fund will be subject to the credit risk of the CDS counterparty as well as that of the reference obligor.  The term of any total return swap may be limited, and there is no guarantee than any active market will exist at any time.  The Master Fund’s positions in total return swaps are also subject to counterparty risk, credit risk, market risk and interest rate risk.  The Dodd-Frank Act will result in a significant increase in the regulation of swaps and other derivatives, including through mandatory clearing and trading requirements for some swaps, increased margin requirements, new registration requirements for some funds or their advisers and additional reporting, recordkeeping and other compliance responsibilities.  The details of the new regulatory framework will be determined through regulations that are being adopted by the SEC and the Commodity Futures Trading Commission.  While several regulations have been finalized, a number of key regulations, including key definitional rules, still remain in proposal form and are yet to be completed.  As a result, the overall effects of the new regulatory requirements that will be imposed on derivatives market participants remain uncertain.  Nonetheless, it is generally presumed that the costs of trading in derivatives will increase as a result.

The use of repurchase agreements involves certain risks.  For example, if the seller of securities under the repurchase agreement defaults on its obligation to repurchase the underlying securities, as a result of its bankruptcy or otherwise, the Master Fund will seek to dispose of such securities, which action could involve costs or delays.  If the seller becomes insolvent and subject to liquidation or reorganization under applicable bankruptcy or other laws, the Master Fund’s ability to dispose of the underlying securities may be restricted.  Finally, it is possible that the Master Fund may not be able to substantiate its interest in the underlying securities.  To minimize this risk, the securities underlying the repurchase agreement will be held by the custodian at all times in an amount at least equal to the repurchase price, including accrued interest.  If the seller fails to repurchase the securities, the Master Fund may suffer a loss to the extent proceeds from the sale of the underlying securities are less than the repurchase price.

As an open-end fund, each of the Fund and the Master Fund is required to redeem its shares if so requested by shareholders.  Subject to its “redemptions in-kind” policy, if the Master Fund is required to sell assets to meet redemptions requests, such “forced” sales may prevent the Master Fund from receiving the same value for such assets as would have been received if the assets had been sold over an orderly period of time, reducing the net asset value of the Master Fund (and therefore the Fund).  Such sales may cause the Master Fund (and the Fund) to realize capital gains in excess of the gains that otherwise would have been distributed to shareholders in such year.  Such capital gains distributions will be taxable to certain shareholders.

Shareholders receiving securities in-kind may, when selling them, receive less than the redemption value of such securities and would also incur certain transaction costs.  Furthermore, because a redemption in-kind may result in a shareholder receiving an “odd lot” of a security (i.e., an amount of such security that is below the minimum unit quantity at which such security typically trades), the shareholder may face increased difficulty in liquidating such security for its redemption value.  As a result, shareholders are encouraged to contact the Adviser regarding redemptions as early as possible.  This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than “in-kind”.  Regardless of such notice, there is no guarantee that the Master Fund will have the ability to sell securities in advance in order for the Fund to pay redemptions in cash.

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While the Fund’s “master-feeder” structure provides certain operational efficiencies and economies of scale, it could also have potential adverse effects.  For instance, large-scale redemptions by large investors in the securities of the Master Fund could adversely affect the expense ratio of investors.  Also, if the Master Fund changes its fundamental investment restrictions, the Fund must cease investing in the Master Fund unless investors in the Fund approve a corresponding change in the Fund’s fundamental investment restrictions.  In addition, the Fund may be outvoted in matters submitted to investors in the Master Fund by a larger investor in the Master Fund, even if the Fund’s shareholders are in complete accordance with respect to the Fund’s vote.

The Fund may cease investing in the Master Fund only if the Fund’s Board of Directors determines that this is in the best interests of the Fund and its investors.  In such event, the Board of Directors would consider alternative arrangements such as investing all of the Fund’s assets in another investment company with the same investment objective as the Fund or hiring an investment adviser to directly manage the Fund’s assets in accordance with the Fund’s investment policies.  No assurance exists that satisfactory alternative arrangements would be available.

Investors should carefully assess the risks associated with an investment in the Fund before purchasing the common shares in the Fund offered hereby (the “Shares”).  The Fund is designed as a mid-term to long-term investment and not for short-term investment purposes and should not be considered a complete investment program.  The loss of some or all money invested is a risk of investing in the Fund.  For a more complete discussion of the risks associated with an investment in the Fund, see “Investments in the Fund—Risk Factors”.

Fees and Expenses

Shareholder transaction expenses are fees that are charged to investors upon the purchase, sale or exchange of shares of a fund.  The following table describes the shareholder transaction expenses that an investor in the Fund would pay:

Sales charge imposed on purchases	None
Sales charge imposed on reinvested dividends and distributions	None
Redemption fee (for Shares redeemed within six months of purchase)	1.0%*

Annual fund operating expenses are paid out of the assets of a fund, rather than charged directly to a shareholder’s account.  The Fund and/or the Master Fund will pay annual fund operating expenses such as a management fee to the Adviser as well as certain professional, administrative, transfer agent, custodial and other expenses.  The “other expenses” in the table below are based on amounts for the fiscal year ended October 31, 2012, and include the Fund’s pro rata share of the Master Fund’s total operating expenses.

*In the case of the redemption of any shares held less than six months, a fee of 1.0% of the current net asset value of the shares will be assessed and retained by the Fund for the benefit of the remaining shareholders.  This fee applies to redemption requests that are satisfied in cash or pursuant to the Fund’s “redemption in-kind” policy.  In addition, shareholder receiving fund portfolio securities in lieu of cash in a redemption in-kind will bear certain transfer and custodial costs associated with the redemption.  The total transfer and custody costs associated with a $250,000 redemption in-kind are estimated to be between $1,000 and $1,500.  See “Investments in the Fund—Redeeming Shares”.

(Percentage of net assets of the Fund)
Management Fees	0.63%
Distribution (12b-1) Fees	None
Other Expenses	0.19%

Total Annual Fund Operating Expenses1	0.82%
Fee Waiver	(0.02)%
Net Expenses	0.80%

Example

This Example is intended to help an investor compare the cost of investing in the Fund with the cost of investing in other mutual funds.  The Example assumes that an investor invests $10,000 in the Fund for the time periods indicated, reinvests all dividends and distributions, and then redeems all shares at the end of those periods.  The Example also assumes that an investor’s investment has a 5% return each year and that the Fund’s operating expenses remain the same.  Although an investor’s actual costs may be higher or lower, based on these assumptions an investor’s costs would be: 2

One Year	Three Years	Five Years	Ten Years
$82	$255	$444	$990

The redemption fee of 1.00%, which is imposed on shares redeemed within six months of their purchase, is not included in these calculations.  If that fee were included, the investor’s costs would be higher.

1 In the event that the total annual operating expenses of the Fund exceed 0.80% of net asset value (including management fees), the Adviser has agreed to waive the portion of its fee such that the Fund’s total annual operating expenses (including management fees) do not exceed 0.80% of the Fund’s net asset value.  This fee waiver is a contractual obligation of the Adviser and does not expire.  For the fiscal year ended October 31, 2012, the Adviser applied the fee waiver as the Fund’s total annual operating expenses exceeded 0.80% of the Fund’s net asset value.  Any out-of-pocket due diligence and other expenses incurred by the Adviser in directly managing the Fund’s investments (which may include, but will not be limited to legal, appraisal, environmental and site visit expenses) will not be included as Fund operating expenses for purposes of calculating a management fee waiver.  The same principles will apply to any fees or discounts collected (or credited against the purchase price of an investment) by the Fund as part of its investment activities such that they will not be credited against Fund operating expenses for purposes of calculating a management fee waiver.

2 Under the same assumptions, on an investment of $3,000,000, the projected costs would be approximately $24,504 for one year and $76,643 for three years, $133,253 for five years and $296,941 for ten years.

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Investment Objective and Policies

The investment objective of the Fund is to provide high current income.  The Fund intends to achieve its investment objective by investing all of its assets in the Master Fund, which in turn manages a portfolio of investments comprised primarily of CMBS.  No assurance can be given that the investment objective of the Fund or the Master Fund will be achieved.

The Adviser also acts as investment adviser to the Master Fund.  In determining the securities that the Master Fund will acquire, the Adviser may consider, among other factors, the following:  the characteristics of the underlying mortgage loans, including loan-to-value and debt service coverage ratios, loan seasoning and risks of refinancing; characteristics of the underlying properties, including diversity of the loan pool, occupancy and leasing rates and competitiveness in the pertinent market; economic, environmental and local considerations; deal structure, including historical performance of the originator, subordination percentages and reserve fund balances; and structural participants such as administrators and servicers.

Although each of the Fund and the Master Fund is registered with the Securities and Exchange Commission as a “non-diversified” investment company (enabling each to invest more than 5% of its assets in the obligations of a single issuer), the Master Fund (and, indirectly, the Fund) intends to diversify its holdings so as not to be overly affected by a downturn in any specific region of the country, industry or property type.  In that regard, with respect to the total collateral underlying the securities of the Master Fund:  (1) no more than 33% shall be in any single state; (2) no single property type shall constitute more than 75% of the collateral, provided, however, that office properties shall constitute no more than 50% of the Collateral and hotel properties shall constitute no more than 50% of the collateral; (3) no more than 50% of the Master Fund’s assets at the time of purchase may be securities backed by single properties; and (4) agricultural mortgage securities and non-agency single-family/residential mortgage-backed securities are limited to a maximum of 5% of the Master Fund’s assets at all times.

There are limited restrictions on the credit quality of the Master Fund’s investments.  The weighted average credit quality of the Master Fund will be BB- (Ba3) or better at all times based on ratings from the nationally recognized credit rating agencies, subject to the following:  (i) securities rated below B- or unrated may not exceed 20% of the Master Fund’s total asset value; and (ii) all split rated securities will be accounted for at the lower rating.  For split rated bonds where at least one of the ratings is “unrated”, “withdrawn rating”, or the like, then such ratings will not be considered for this purpose.  If the Master Fund’s asset composition in any of the foregoing categories subsequently exceeds 110% of the related percentage limitation for any reason, the Master Fund will take such action as may be necessary so that within sixty days after the occurrence of such excess, the relevant percentage limitation is again satisfied.  Ratings from any of the nationally recognized credit rating agencies are the opinions of such rating agencies and do not represent the Fund’s, the Master Fund’s or the Adviser’s opinion or the relative credit quality of the Master Fund’s investments.

The Master Fund may invest up to 20% of its total assets in U.S. Treasury securities and securities issued or guaranteed by agencies or instrumentalities of the U.S. Government that are not mortgage securities.  The Master Fund may invest in investment grade money market instruments rated “A-2” or better by Standard & Poor’s (“S&P”) or “P-2” or better by Moody’s Investors Services (“Moody’s”).  Included in the money market securities in which the Master Fund may invest are commercial paper, certificates of deposit and banker’s acceptances.  Under normal circumstances, temporary cash balances will be invested directly in such investment grade money market instruments or in commingled, short-term money market funds, which invest in comparably rated securities.

The Master Fund is authorized to borrow up to 5% of its total assets for temporary purposes such as the payment of distributions.  The Master Fund will only borrow when the Adviser believes that such borrowings will benefit the Master Fund after taking into account considerations such as interest expense and possible gains and losses upon liquidation.

The Master Fund may also invest temporarily in repurchase agreements (with a term no greater than ninety days), in which securities are acquired by the Master Fund from a third party with the understanding that they will be repurchased by the seller at a fixed price on an agreed date.  These agreements may be made with respect to the portfolio securities in which the Master Fund is authorized to invest.  The Master Fund must have collateral of at least 102% of the repurchase price, including the portion representing the Master Fund’s yield under such agreements which is marked to market on a daily basis.  Repurchase agreements may be characterized as loans secured by the underlying securities and will be entered into in accordance with the requirements of the 1940 Act.  The Master Fund will not engage in reverse repurchase transactions for the purpose of leveraging.

8

The Fund and the Master Fund have adopted a number of fundamental investment restrictions which may not be changed without the approval of the lesser of:  (1) at least 66 2/3% of the voting securities present at a meeting at which at least 50% of the outstanding securities of the Fund or the Master Fund, as applicable, are present in person or by proxy, or (2) more than 50% of the outstanding securities of the Fund or Master Fund, as applicable.  The fundamental investment restrictions adopted by the Fund are described in the SAI.  The same restrictions have been adopted by the Master Fund.

The investment policies of the Fund and the Master Fund described in this prospectus or in the SAI that are not specified as fundamental may be changed by each fund’s respective Board of Directors without shareholder approval.  The Fund and the Master Fund will give notice to their respective shareholders sixty days in advance of a change in a non-fundamental investment policy.

Service Providers

Torchlight Investors, LLC, 230 Park Avenue, New York, New York 10169, is the investment adviser of the Fund.  The portfolio managers of the Fund are Mr. Daniel Heflin, William Stasiulatis and Samuel Chang.  Mr. Heflin founded the predecessor to the Adviser in 1995 and organized the Adviser in 1997.  Mr. Heflin has served as a portfolio manager for the Fund since 1997.  He has over 20 years of experience.  William Stasiulatis is a Managing Director and a Portfolio Manager in the acquisitions group as well as a member of the Investment and Operating Committees. He has 15 years of professional experience. Samuel Chang is a Director and a Portfolio Manager in the acquisitions group as well as a member of the Investment Committee. He has 14 years of professional experience. Mr. Heflin, Mr. Stasiulatis and Mr. Chang are the only individuals having primary portfolio management responsibility with respect to the Fund.  Each of Mr. Heflin, Mr. Stasiulatis and Mr. Chang is individually authorized to make investment decisions for the Fund, but typically such decisions are made jointly.  Additional information about their compensation, other accounts managed, and ownership of securities in the Fund is available in the Statement of Additional Information.

The Adviser is based in New York and is registered with the SEC as an investment adviser.  With a staff of over fifty professionals, the Adviser, as of December 31, 2012, has $3.0 billion under management in various accounts using various strategies in the fixed income market.

The Bank of New York Mellon Corporation (“The Bank of New York”) currently serves as the Fund’s custodian, administrator and accounting agent.  As of November 2011, Computershare Inc. has assumed the duties of transfer agent for the Fund in place of Huntington Asset Services, Inc.

Ernst & Young LLP serves as the Fund’s independent registered public accounting firm, and Shearman & Sterling LLP serves as legal counsel to the Fund and the Adviser.

Certain trusts that issue the Master Fund’s portfolio securities may retain an affiliate of the Adviser as “special servicer” to resolve delinquent and defaulted underlying loans held by such trusts.  Portfolio securities held by the Master Fund and/or other clients of the Adviser may be a factor, and potentially a significant factor, in determining whether the Adviser will have the authority to select or recommend its affiliate as special servicer.  The Adviser will thus face a conflict of interest in determining whether to select or recommend an affiliate as opposed to a third party as well as, potentially (and assuming the securities ultimately may contribute to the authority of the Adviser to select the special servicer), a conflict of interest in determining which securities to purchase or hold for the Master Fund.  When retained as such, the special servicer may or may not service loans affecting securities of the trust in which the Master Fund is invested.  The compensation of the special servicer is an expense of the individual security holding such loans, as allocated by the trust, but this arrangement can be viewed as representing additional compensation to the Adviser deriving from the Master Fund.  Service and fee levels are in the range of current market terms for such services. Such fees may cause shortfalls to the investments of the Master Fund.

Investment Advisory Agreement

Pursuant to an investment advisory agreement (the “Advisory Agreement”), the Adviser, subject to the control and supervision of the Fund’s Board of Directors and in conformance with the stated investment objective and policies of the Fund, manages the investment and reinvestment of the assets of the Fund.  Pursuant to a separate investment advisory agreement, the Adviser, subject to the control and supervision of the Master Fund’s Board of Directors and in conformance with the stated investment objectives and policies of the Master Fund, manages the investment and reinvestment of the assets of the Master Fund.  In this regard, it is the responsibility of the Adviser to make investment decisions for the Master Fund (and, indirectly, the Fund) and to place purchase and sale orders for the Master Fund’s investments.  The officers of the Fund and the Adviser (who serve in the same capacity with respect to the Master Fund) manage the day to day operations of the Fund and the Master Fund.  The officers of the Fund are directly responsible to the Fund’s Board of Directors, which sets broad policies for the Fund and appoints its officers.

9

The Advisory Agreement provides, among other things, that the Adviser will bear all expenses of its employees and overhead incurred in connection with its duties under the Advisory Agreement, and will pay all fees and salaries of the Fund’s officers or employees, if any, who are also employees of the Adviser.  The Adviser may retain outside consultants and will be reimbursed by the Fund for any expenses incurred therewith.  The Advisory Agreement provides that the Master Fund and/or the Fund shall pay a fee to the Adviser quarterly for its services at an overall advisory fee (when measured on a combined basis at both the Master Fund and Fund levels) of 0.63% of the Fund’s average monthly net assets.  Separately, the Adviser has agreed to waive a portion of its fee such that the Fund’s total annual operating expenses (including management fees, whether borne by the Fund or the Master Fund) do not exceed 0.80% of the Fund’s net asset value.  Out-of-pocket due diligence and other expenses incurred by the Adviser in directly managing the Fund’s investments (which may include, but will not be limited to, legal, appraisal, environmental and site visit expenses) will not be included as fund operating expenses for purposes of calculating a management fee waiver, if any.  The same principles will apply to any fees or discounts collected (or credited against the purchase price of an investment) by the Fund as part of its investment activities such that they will not be credited against Fund operating expenses for purposes of calculating a management fee waiver.  Notwithstanding the flexibility to charge management fees at the level of either the Fund or the Master Fund, currently all such fees are charged at the level of the Fund and that arrangement may be varied only upon a vote of the Fund’s Directors, including a majority of the Fund’s independent Directors (i.e., those Directors who are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act) (the “Independent Directors”).  A discussion regarding the basis for the Board of Directors’ most recent approval of the Advisory Agreement will be available in the Fund’s semi-annual report for the financial reporting period ending April 30, 2013.

The Adviser intends to devote such time and effort to the business of the Fund and the Master Fund as is reasonably necessary to perform its duties to the Fund.  The services of the Adviser are not exclusive and the Adviser may provide similar services to other clients and may engage in other activities.

The Advisory Agreement also provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations thereunder, the Adviser is not liable to the Fund or any of the Fund’s shareholders for any act or omission by the Adviser in the supervision or management of its respective investment activities or for any loss sustained by the Fund or the Fund’s shareholders.  Similar provisions apply to the Adviser’s management of the Master Fund’s investment activities.

INVESTMENTS IN THE FUND

Risk Factors

An investment in the Shares will expose the investor to the risks associated with the fixed income securities in which the Master Fund intends to invest.  The principal risk factors, which are explained in detail under “Summary- Risk Factors” and in the SAI, include, among others:

•	Interest Rate, Spread and Credit Risks (including Risks of Delinquency and Default)

•	Market Risk

•	Special Risks from Ownership of Mezzanine and Subordinate Securities

•	Risks Relating to the Collateral

•	Prepayment Risks

•	Illiquidity of Investments

•	Non-diversification

•	Risks of Other Investment Management Techniques

•	Redemptions In-Kind

•	Special Considerations Regarding Master-Feeder Structure

•	Risks of Real Estate and Real Estate Related Investments

Purchasing Shares and Pricing

Institutional investors on a private placement basis may make an investment in the Fund on any Business Day at the next calculated net asset value, subject to the Fund’s ability to reject or limit certain investments.  A Business Day is any weekday the U.S. government bond market is open for trading.  Incomplete orders and orders that are not paid for in a timely manner will be returned.  In addition, orders may be delayed to allow the Fund or an agent of the Fund to review the eligibility and qualifications of any prospective investor.  All investments in the Fund are subject to a minimum initial subscription of $3,000,000.  In certain circumstances, the Adviser may reduce such minimum at its discretion.

The Fund values its assets using methodologies approved by the Fund’s Board of Directors on the basis of valuations provided by dealers, other market participants and one or more pricing services, which use information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, and various relationships between securities and yield to maturity in determining value.

10

The net asset value for the Shares will be determined as of 4:00 p.m. (New York City time) on any Business Day other than a day during which no Shares are tendered for redemption and no order to purchase or sell Shares is received.  The net asset value will also be determined as of 4:00 p.m. (New York City time) on the last Business Day of every month.  Net asset value equals the Fund’s total assets less any liabilities divided by the number of outstanding Shares.  The Fund values its assets using methodologies approved by the Fund’s Board of Directors on the basis of valuations provided by dealers, other market participants and one or more third party pricing services, which use information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, and various relationships between securities and yield to maturity in determining value.  Any securities or other assets for which current market quotations are not readily available, or where multiple, varying quotations are given, are valued by the Adviser at their fair value as determined in good faith under procedures established by the Fund’s Board of Directors.  The values assigned to the Fund’s holdings therefore may differ on occasion from third party quotations.  Securities that may be “fair valued” include, but are not limited to, non-investment grade debt securities (“high yield”) and securities denominated in a foreign currency.  The lower rated and the less liquid a security, the more likely that reliable market quotations may not be available.  As a result of the current market conditions, a significantly larger percentage of the Fund’s assets are being fair valued than has been the case in the past.  The investment adviser expects these circumstances to continue for the foreseeable future.  Additional information regarding valuation is available in the SAI under “Net Asset Value.”

Automatic Dividend Reinvestment Plan

Pursuant to the Fund’s Automatic Dividend Reinvestment Plan (the “Plan”), unless otherwise directed by a shareholder, all dividends and distributions payable to such shareholder will be automatically reinvested by the Fund’s transfer agent (the “Plan Agent”) in newly issued Shares.  Alternatively a shareholder may elect not to participate in the Plan and to have all dividends and distributions paid directly to the shareholder in cash by the Plan Agent, as dividend paying agent.

The Plan Agent serves as agent for the shareholders in administering the Plan.  When the Board of Directors of the Fund declares a distribution, participants in the Plan will receive a number of Shares equal to the quotient of (i) the amount of such distribution divided by (ii) the net asset value of the Shares immediately prior to such distribution.

The Plan Agent maintains all shareholder accounts in the Plan and furnishes written confirmations of all transactions in the account, including information needed by shareholders for personal and tax records.  Shares in the account of each Plan participant are held by the Plan Agent in non-certificated form.

There is no charge to participants for reinvesting dividends or capital gains distributions.  The Plan Agent’s fees for the handling of reinvestment of dividends and distributions will be paid by the Fund.  The automatic reinvestment of dividends and distributions will not relieve participants of any U.S. tax that may be payable on such dividends or distributions and any such taxes would need to be paid from other sources.

The Plan may be amended or terminated by the Fund or the Plan Agent by at least 90 days’ written notice to all shareholders of the Fund.

Redeeming Shares

You may redeem your investment on any Business Day.  Requests for redemption must be submitted in writing to the Fund at the offices of the Adviser (Torchlight Investors, LLC, 230 Park Avenue, New York, NY 10169).  Shares are redeemed after a redemption request has been received at the next determined net asset value.

Due to the illiquid nature of the Master Fund’s portfolio investments, the Fund may choose to satisfy redemption requests pursuant to the Fund’s “redemption-in-kind” policy as described below.  In order to avoid receiving redemption proceeds in securities, a shareholder may notify the Adviser in advance of the shareholder’s intent to submit a redemption request.  This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than “in-kind”.  Shareholders are encouraged to contact the Adviser regarding redemptions as early as possible.  Regardless of such notice, there is no guarantee that the Master Fund will have the ability to sell securities in advance in order for the Fund to pay redemptions in cash.

Redemptions-in-Kind.  The Fund and the Master Fund have adopted the following redemption policy in conformity with Rule 18f-1 under the 1940 Act.  It is a policy of the Fund and the Master Fund to redeem their Shares, with respect to any one shareholder during any 90 day period, solely in cash up to the lesser of $250,000 or 1% of the net asset value of the Fund (or the Master Fund) at the beginning of the period.  As an operating policy, the Fund may choose to satisfy redemption requests in excess of such amount by distributing portfolio securities in lieu of cash.  This policy may be modified or terminated at any time by the Board of Directors of the Fund.  Any shareholder who owns more than 5% of the outstanding Shares of the Fund that requests a redemption that the Fund elects to pay “in kind” will receive a pro-rata distribution of the Fund’s portfolio of securities, subject to minimum denomination limits, in accordance with Fund’s procedures.

Any securities distributed in-kind would be valued in accordance with the Fund’s policies and values used to determine net asset value for the Fund’s portfolio as a whole (such that, among other things, the value of any “odd lot” securities distributed in-kind will not be discounted to reflect their division from the remainder of their “lot” held by the portfolio as a whole).  The redeeming shareholder will bear the risk of fluctuation in value of the in-kind redemption proceeds after the trade date for the redemption.  For a further description of redemption in-kind procedures and requirements, see “Redemption or Repurchase of Shares” in the SAI.

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Redemption Fee.  The Fund has adopted the policy that if shareholders redeem their Shares within six months of purchase, the Fund will deduct a 1% redemption fee at the time of such redemption.  There is no redemption fee for Shares held longer than six months.

Frequent Trading.  Frequent trading of Shares may increase Fund transaction costs and otherwise negatively impact the Fund’s investment program, possibly diluting the Fund’s value to its longer-term investors.  However, because of the nature of the investors to whom the Fund appeals (generally relatively long-term holders of Fund shares), as well as the redemption notice and redemption-in-kind provisions discussed above, to date redemptions of Shares, or other trading in Shares, has been quite limited.  Consequently, the Fund has not adopted any policies or procedures specifically intended to monitor or penalize frequent purchases and redemptions of Shares.

DIVIDENDS, DISTRIBUTIONS AND TAXES

The Fund’s dividends from net investment income are declared and paid monthly.  Any distributions from net realized capital gains will be distributed once a year.  Both dividends and distributions, if any, are automatically reinvested in Shares pursuant to the Fund’s Automatic Dividend Reinvestment Plan, unless a holder of Shares elects otherwise.  Any check in payment of dividends or other distributions which cannot be delivered by the Post Office or which remains un-cashed for a period of more than one year may be reinvested for the shareholder pursuant to the Plan and the shareholder may be enrolled in the Plan by the Fund.  See “Investments in the Fund—Automatic Dividend Reinvestment Plan”.  Information as to the tax status of distributions will be provided annually.

Tax issues can be complicated.  Please consult your tax adviser about U.S. federal, state, or local tax consequences or with any other tax questions you may have.  The Fund may make both ordinary income and capital gains distributions.  Both dividends and short-term capital gains distributions are currently taxed as ordinary income.  Long-term capital gains distributions are currently taxed at preferential rates.  Dividends of net investment income will not be eligible for long-term capital gain tax rates applicable to “qualified dividend income”.  Dividends and distributions are generally taxable whether they are taken in cash or reinvested.  Any dividends and distributions declared in October, November or December and payable to shareholders on record on a specified date in one of those months and paid in the following January are taxable as though they were paid on December 31st of the years in which such dividends and distributions were declared.  By January 31st of each year, you will be mailed a statement showing the tax status of your dividends and distributions for the prior year.  Please see the SAI for more information.

U.S. federal tax laws currently require the Fund to withhold 28% of ordinary income dividends, capital gain dividends, and sales proceeds from shareholders who do not furnish the Fund with their correct taxpayer identification numbers on Internal Revenue Service (“IRS”) Form W-9.  If you are neither a lawful permanent resident nor a citizen of the United States or if you are a non-U.S. entity, the Fund’s ordinary income dividends will generally be subject to a 30% withholding tax, unless a lower treaty rate applies.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL

Ernst & Young LLP serves as the Fund’s independent registered public accounting firm and in that capacity audits and reports on the Fund’s annual financial statements, which appear in the Fund’s Annual Reports.  Ernst & Young LLP is located at 5 Times Square, New York, NY 10036.  Shearman & Sterling LLP, New York, New York, serves as legal counsel to the Fund and the Adviser.

FINANCIAL HIGHLIGHTS

The following table is intended to help you understand the Fund’s financial performance for the past five years.  Certain information reflects financial results for a single Fund share.  The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Fund assuming reinvestment of all dividends and distributions.  The information has been audited by Ernst & Young LLP, whose report, along with the Fund’s financial statements, appears in the Fund’s Annual Report dated October 31, 2012, which is available upon request.  This information is with respect to Shares held for the past five years.  This information should be read in conjunction with the Statement of Additional Information.

	Year ended October 31,		Year ended October 31,	Year ended October 31,		Year ended October 31,		Year ended October 31,
(per share data except for percentages)	2012		2011	2010		2009		2008
Net Asset Value, Beginning of Period	$5.49		$5.48	$4.30		$4.48		$8.28
Income (Loss) from Investment Operations
Net Investment Income (1)	0.47		0.38	0.49		0.60		0.57
Net Realized and Unrealized Gain (Loss)	0.66		0.03	1.14		(0.27)		(3.87)
Total Income (Loss) From Investment Operations	1.13		0.41	1.63		0.33		(3.30)
Less Distributions from:
Net Investment Income(1)	(0.36)		(0.39)	(0.45)		(0.51)		(0.50)
Return of Capital	—		(0.01)	—		—		—
Total Distributions	(0.36)		(0.40)	(0.45)		(0.51)		(0.50)
Net Asset Value, End of Period	$6.26		$5.49	$5.48		$4.30		$4.48
Total Investment Return(2)	21.47%	(3)	7.45%	39.19%	(3)	13.70%	(3)	(41.58	%)(3)
Ratios and Supplemental Data
Net Assets, End of Period ($000)	$407,159		$345,646	$315,053		$313,059		$283,461
Ratio of Net Expenses to Average Net Assets(4)	0.80%		0.79%	0.80%		0.80%		0.80%
Ratio of Net Investment Income to Average Net Assets(4)	8.08%		6.66%	10.30%		18.88%		8.21%
Ratio of Fees and Expenses Waived Under Contractual Obligation to Average Net Assets	0.02%		0.00%	0.02%		0.15%		0.01%
Portfolio Turnover Rate(5)	—		—	—		—		—

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(1)	Calculated based on average shares outstanding throughout the year.
(2)
Total investment return based on per share net asset value reflects the effects of changes in net asset value on the performance of the Fund during the year, and assumes dividends and distributions, if any, were reinvested at net asset value on the ex-dividend date.

(3)	Total investment return would have been lower had certain fees not been waived during the year.
(4)	Includes the Fund’s share of expenses allocated from the Master Fund.
(5)
Portfolio turnover rate is shown in the “Financial Highlights” section of the financial statements of Torchlight Value Fund Master, LLC, which are incorporated by reference herein.  See “Financial Statements” in the SAI.

ADDITIONAL SHAREHOLDER INFORMATION

Additional information about the Fund and its investments is available in the Statement of Additional Information (“SAI”) and the Fund’s annual and semi-annual reports to shareholders.  In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year as well as audited financial statements by the Fund’s independent registered public accounting firm.  Once you become a shareholder, you will be sent copies of the Fund’s annual and semi-annual reports.  These reports will be sent to shareholders at their addresses of record.

The SAI and the Fund’s annual and semi-annual reports are available without charge, upon request.  For a free copy of the Fund’s annual or semi-annual report or to request other information or ask questions about the Fund, call the Fund collect at (212) 883-2800.

Information about the Fund is also available from the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database on the SEC’s web site (http://www.sec.gov).  You can obtain copies of this information, after paying a duplicating fee, by sending a request by e-mail to publicinfo@sec.gov or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-1520.  You also can review and copy information about the Fund, including the SAI, at the SEC’s Public Reference Room in Washington, D.C.  To find out more about the Public Reference Room, call the SEC at (202) 551-8090.

A description of the Fund’s policies and procedures with respect to the disclosure of the Fund’s portfolio securities is available in the Fund’s SAI.  Because the Fund is not publicly offered, it does not maintain a website.

The Fund’s Investment Company Act file number is 811-08920.

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TORCHLIGHT VALUE FUND, INC.

STATEMENT OF ADDITIONAL INFORMATION

DATED FEBRUARY 28, 2013

TORCHLIGHT VALUE FUND, INC. (the “Fund”) is located at 230 Park Avenue, New York, New York 10169, and its telephone number is (212) 883-2800.

The investment objective of the Fund is to provide high current income.  The Fund intends to achieve its investment objective by investing all of its assets in Torchlight Value Master Fund, LLC (“Master Fund”), a registered investment company organized as a Delaware limited liability company having the same investment objective as the Fund.  The Master Fund in turn invests its assets, including those of the Fund, in a portfolio consisting primarily of commercial mortgage-backed securities (“CMBS”).  Torchlight Investors, LLC (the “Adviser”) serves as the investment adviser for the Fund and the Master Fund.

In making its investments, the Master Fund follows a “value” strategy, meaning that the Fund seeks to acquire CMBS that the portfolio managers believe are potentially under-valued by the market relative to their underlying assets.  The Master Fund intends to principally acquire various mezzanine and subordinate classes of CMBS trusts (backed by collateral, primarily commercial mortgages (the “Collateral”)), which bear a higher risk-of-loss than more senior classes of the same trust.  Some of these classes are considered to be “first loss” in that they are the first class to bear any loss resulting from a default on an underlying asset.  Such securities in the CMBS trusts are considered to be speculative and may be subject to special risks, including a greater risk of loss of principal and non-payment of interest.  There is no assurance that either the Fund or the Master Fund will achieve its investment objective.  Investors should carefully assess the risks associated with an investment in the Fund.  Investment in the Fund involves a high degree of risk and is suitable only for persons of substantial financial resources who have no need for liquidity in their investment and who can bear the risk of losing their investment.  This Statement of Additional Information is not a prospectus and should be read in conjunction with the Fund’s Prospectus, dated February 28, 2013, a copy of which may be obtained from the Fund.

Once you become a shareholder, you will be sent copies of the Fund’s Annual and Semiannual Reports.  Annual Reports will contain audited financial statements by the Fund’s independent registered public accounting firm.  These reports will be sent to shareholders at their addresses of record.

ORGANIZATION, HISTORY AND DESCRIPTION OF SHARES

The Fund was incorporated in Maryland on December 15, 1994 as a non-diversified, closed-end management investment company under the Investment Company Act of 1940 (the “1940 Act”).  On July 8, 1999, the Fund was reorganized as an open-end management investment company.  On June 20, 2002, the Fund was reorganized into a “feeder fund” in a “master-feeder” structure (as discussed more fully below).  Torchlight Investors, LLC serves as the investment adviser for the Fund.

The Fund is authorized to issue 250,000,000 shares of capital stock, par value $0.01 per share, all of which shares are initially classified as common stock.  The Board of Directors is authorized, however, to classify or reclassify any unissued shares of capital stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption.

Shares of common stock, when issued and outstanding, are fully paid and non-assessable.  All shares of common stock are equal as to dividends, distributions and voting privileges, and the Fund’s common stock has no preemptive, conversion, exchange or redemption rights.  Stockholders are entitled to a pro rata share in the net assets of the Fund available for distribution to stockholders upon liquidation of the Fund.  Stockholders are entitled to one vote for each share held.  The Fund, as a stockholder of the Master Fund, is entitled to one vote for each Master Fund share held.  Whenever the Fund is requested to vote on matters pertaining to the Master Fund, the Fund will hold a meeting of its stockholders and will cast its votes in accordance with the instructions of such stockholders.  The Fund will vote shares for which it has received no voting instructions in the same proportion as the shares for which it does receive voting instructions.

INVESTMENT RESTRICTIONS

Fundamental Restrictions

The Fund’s and Master Fund’s investment objective and the investment restrictions set forth below are fundamental.  Fundamental restrictions cannot be changed without the approval of the holders of a majority of the outstanding voting securities.  The 1940 Act defines such majority to be the lesser of (a) more than 50% of the outstanding shares or (b) 66 2/3% or more of the shares represented at a meeting at which more than 50% of the outstanding shares are present or represented by proxy.  The Fund and the Master Fund may not:

(1)
invest 25% or more of the value of its total assets in any one industry; provided, however, that the Fund will, except for temporary defensive purposes, invest at least 25% of the value of its total assets in securities which represent interests in mortgages or liens on real property.  Securities issued or guaranteed by the U.S. government or any agency or instrumentality thereof are not treated as industries;

(2)
issue senior securities, except that the Fund may borrow up to 5% of its total assets for temporary purposes and may pledge its assets other than to secure such issuances or in connection with hedging transactions, when-issued and forward commitment transactions and similar investment strategies.  The Fund’s obligations under interest rate swaps are not treated as senior securities.  The Fund may not utilize leverage as an investment technique;

(3)
make loans of money or property to any person, except through the purchase of fixed income securities consistent with the Fund’s investment objective and policies or the acquisition of securities subject to repurchase agreements;

(4)
underwrite the securities of other issuers, except to the extent that in connection with the disposition of portfolio securities or the sale of its own shares the Fund may be deemed to be an underwriter;

(5)	invest for the purpose of exercising control over management of any company, other than issuers of collateralized mortgage obligations;

(6)	purchase real estate or interests therein, other than CMBS and similar instruments, or accept distribution of real property without appropriate environmental review;

(7)
purchase or sell commodities or commodity interest contracts for any purposes except as, and to the extent, permitted by applicable law without the Adviser becoming subject to registration with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator;

(8)	make any short sale of securities;

(9)
invest in leveraged derivatives; leveraged derivatives are defined as a derivative whose value is typically computed based on a multiple of the change in the price or value of an asset or the amount of an index;

(10)	increase the number of authorized shares of common stock; or

(11)
engage in transactions with counterparties which do not meet the following minimum risk ratings:  minimum counterparty rating for counterparties with respect to OTC derivatives is a Moody’s “A3” Derivatives Counterparty Rating for any OTC derivative while it has a maturity of six months or less and Moody’s “Aa3” Derivatives Counterparty Rating for any OTC derivative while it has a maturity greater than six months.  If a counterparty is not rated by Moody’s on a derivatives counterparty basis, then either the Moody’s or S&P long term rating (“A3/A-” for six months, or less and “Aa3/AA-” for greater than six months) can be used as a substitute.  Additionally, all counterparties must have a minimum short term rating of “A-1/P-1” by both S&P and Moody’s.

If a percentage restriction on an investment or use of assets set forth in a fundamental restriction is adhered to at the time a transaction is effected, later changes in percentages resulting from changing market values will not be considered a deviation from the restriction.  The investment restrictions described above do not apply to an investment by the Fund of all of its assets in the Master Fund or another fund with the same investment objectives, policies and restrictions as the Fund.

In addition, the limitation above regarding making loans is understood by the Board of Directors to permit the Fund to purchase loans made by others and to hold and trade in such loans.

Non-Fundamental Restrictions

All investment policies or practices of the Fund and the Master Fund other than those specifically set forth above are non-fundamental and may be changed without shareholder approval; however, the Fund and the Master Fund will give notice to their respective shareholders sixty days in advance of a change in any non-fundamental investment policy.

The Fund and the Master Fund have adopted the following non-fundamental restrictions:

•	The Fund and the Master Fund may not invest in inverse floaters;

•	The Fund and the Master Fund may not invest in dollar rolls;

•	The Fund and the Master Fund may not invest in reverse repurchase agreements; or

•	To the extent the Fund or the Master Fund invests in single-family mortgage backed securities, such Fund may not invest in interest only or principal only tranches of such securities.

OTHER INVESTMENT PRACTICES

As the Fund seeks to achieve its investment objective by investing all of its assets in the Master Fund, which has the same investment objective as the Fund, the following discussion describes the various investment policies and techniques employed by the Master Fund.  There can be no assurance that the investment objective of the Fund or the Master Fund can be achieved.

Interest Rate Transactions.  The Master Fund may enter into interest rate swaps and the purchase or sale of interest rate caps and floors.  The Master Fund expects to enter into these transactions primarily to preserve a return or spread on a particular investment or portion of its portfolio as a duration management technique or to protect against any increase in the price of securities the Master Fund anticipates purchasing at a later date.  The Master Fund will use these transactions as a hedge or for duration or risk management.  The Master Fund will not sell interest rate caps or floors that it does not own.  Interest rate swaps involve the exchange by the Master Fund with another party of their respective commitments to pay or receive interest (e.g., an exchange of floating rate payments for fixed rate payments with respect to a notional amount of principal).  The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a pre-determined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate cap.  The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate floor.

The Master Fund may enter into interest rate swaps, caps and floors on either an asset-based or liability-based basis, and will usually enter into interest rate swaps on a net basis (i.e., the two payment streams are netted out, with the Master Fund receiving or paying, as the case may be, only the net amount of two payments on the payment dates).  The Master Fund will accrue the net amount of the excess, if any, of the Master Fund’s obligations over its entitlements with respect to each interest rate swap on a daily basis and will segregate with a custodian an amount of cash or liquid high grade securities having an aggregate net asset value at all times at least equal to the accrued excess.  The Master Fund will not enter into any interest rate swap, cap or floor transaction unless the unsecured senior debt or the claims-paying ability of the other party thereto is rated as investment grade by at least one nationally recognized statistical rating organization at the time of entering into such transaction.  If there is a default by the other party to such a transaction, the Master Fund will have contractual remedies pursuant to the agreements related to the transactions.

Synthetic Securities.  The Fund may invest in synthetic securities as a substitute for non-synthetic positions.  These synthetic securities may include total return swaps, credit default swaps (“CDS”), credit-linked notes and synthetic securitizations.  Positions of the Securities and Exchange Commission (the “SEC”) frequently will require segregation of liquid assets in respect of potential liabilities relating to these instruments.

Futures Contracts and Options on Futures Contracts.  The Master Fund may also enter into contracts for the purchase or sale for future delivery (“futures contracts”) of debt securities, aggregates of debt securities or indices or prices thereof, other financial indices and U.S. government debt securities or options on the above.  The Master Fund will generally engage in such transactions only for bona fide hedging, and risk management (including duration management).  However, the Master Fund may also enter into such transactions to enhance income or gain, in accordance with the rules and regulations of the CFTC.  Positions of the SEC frequently will require segregation of liquid assets in respect of potential liabilities, relating to these instruments.  Pursuant to CFTC Rule 4.5, the Adviser is not subject to regulation or registration as a commodities pool operator with respect to the investment operations of the Fund.  The Rule 4.5 exemption limits (i) the ability of the Master Fund to trade in specified “commodity interests” (generally, futures, options on futures, certain foreign exchange transactions, and many swaps) beyond levels approved by the CFTC as de minimis, and (ii) the ability of the Master Fund to market itself as providing investment exposure to such instruments.

The Adviser has filed with the National Futures Association a notice claiming an exclusion from the definition of the term “commodity pool operator” (“CPO”) under the U.S. Commodity Exchange Act, as amended, and the rules of CFTC promulgated thereunder, with respect to the Adviser’s management activities on behalf of the Master Fund.  Accordingly, the Adviser is not subject to registration or regulation as a CPO with respect to its activities on behalf of the Master Fund.

Calls on Securities, Indices and Futures Contracts.  The Master Fund may sell or purchase call options (“calls”) on U.S. Treasury securities, corporate debt securities, mortgage-backed securities, asset-backed securities, zero coupon securities, other debt securities, indices, Eurodollar instruments that are traded on U.S. and non-U.S. securities exchanges and in the over-the-counter markets and futures contracts.  A call gives the purchaser of the option the right to buy, and obligates the seller to sell, the underlying security, futures contract or index at the exercise price at any time or at a specified time during the option period.  All such calls sold by the Master Fund must be “covered” as long as the call is outstanding (i.e., the Master Fund must own the securities or futures contract subject to the call or other securities acceptable for applicable escrow requirements).  A call sold by the Master Fund exposes the Master Fund during the term of the option to possible loss of opportunity to realize appreciation in the market price of the underlying security, index or futures contract and may require the Master Fund to hold a security subject to a futures contract which it might otherwise have sold.  The purchase of a call gives the Master Fund the right to buy a security, futures contract or index at a fixed price.  Calls or futures on U.S. Treasury securities, mortgage-backed securities, other debt securities and Eurodollar instruments must also be covered by deliverable securities of the futures contract or by liquid high grade debt securities segregated to satisfy the Master Fund’s obligations pursuant to such instruments.

Puts on Securities, Indices and Futures Contracts.  The Master Fund may purchase put options (“puts”) that relate to U.S. Treasury securities, mortgage-backed securities, other debt securities and Eurodollar instruments (whether or not it holds such securities in its portfolio), indices or futures contracts.  The Master Fund may also sell puts on U.S. Treasury securities, mortgage-backed securities, other debt securities, Eurodollar instruments, indices or futures contracts on such securities if the Master Fund’s contingent obligations on such puts are secured by segregated assets consisting of cash or liquid high grade debt securities having a value not less than the exercise price.  The Master Fund will not sell puts if, as a result, more than 50% of the Master Fund’s assets would be required to cover its potential obligations under its hedging and other investment transactions.  In selling puts, there is a risk that the Master Fund may be required to buy the underlying instrument at a price higher than the current market price.

Eurodollar Instruments.  The Master Fund may make investments in Eurodollar instruments.  Eurodollar instruments are essentially U.S. dollar denominated futures contracts or options thereon which are linked to the London Interbank Offered Rate (“LIBOR”).  Eurodollar futures contracts enable purchasers to obtain a fixed rate for the lending of funds and sellers to obtain a fixed rate for borrowings.  Ordinarily, the Master Fund intends to use Eurodollar futures contracts and options thereon to hedge against changes in LIBOR, to which many interest rate swaps are linked, although it may utilize such investments to enhance income or gain.

When-Issued and Forward Commitment Securities.  The Master Fund may also purchase securities on a “when-issued” basis and may purchase or sell securities on a “forward commitment” basis.  When such transactions are negotiated, the price, which is generally expressed in yield terms, is fixed at the time the commitment is made, but delivery and payment for the securities takes place at a later date.  When-issued securities and forward commitments may be sold prior to the settlement date, but the Master Fund will enter into when-issued and forward commitments only with the intention of actually receiving or delivering the securities, as the case may be.  If the Master Fund disposes of the right to acquire a when-issued security prior to its acquisition or disposes of its right to deliver or receive against a forward commitment, it can incur a gain or loss.  At the time the Master Fund enters into a transaction on a when-issued or forward commitment basis, it will segregate with its custodian cash or other liquid high grade debt securities with a value not less than the value of the when-issued or forward commitment securities.  The value of these assets will be monitored daily to ensure that their marked to market value will at all times equal or exceed the corresponding obligations of the Master Fund.  There is always a risk that the securities may not be delivered and that the Master Fund may incur a loss.  Settlements in the ordinary course, which typically occur monthly for mortgage-backed securities, are not treated by the Master Fund as when-issued or forward commitment transactions and accordingly are not subject to the foregoing restrictions.

Repurchase Agreements.  The Master Fund may invest temporarily in repurchase agreements, which are agreements pursuant to which securities are acquired by the Master Fund from a third party with the understanding that they will be repurchased by the seller at a fixed price on an agreed date.  These agreements may be made with respect to any of the portfolio securities in which the Master Fund is authorized to invest.  Repurchase agreements may be characterized as loans secured by the underlying securities and will be entered into in accordance with the requirements of the SEC.  The Master Fund may enter into repurchase agreements with (i) member banks of the Federal Reserve System having total assets in excess of $500 million and (ii) securities dealers, provided that such banks or dealers meet the creditworthiness standards established by the Master Fund’s Board of Directors (“Qualified Institutions”).  The Adviser will monitor the continued creditworthiness of Qualified Institutions, subject to the supervision of the Master Fund’s Board of Directors.  The resale price reflects the purchase price plus an agreed upon market rate of interest which is unrelated to the coupon rate or date of maturity of the purchased security.  The collateral is marked to market daily.  Such agreements permit the Master Fund to keep all its assets earning interest while retaining “overnight” flexibility in pursuit of investments of a longer-term nature.

Restricted and Illiquid Securities.  The Master Fund may purchase certain restricted securities (“Rule 144A securities”) eligible for sale to qualified institutional buyers as contemplated by Rule 144A under the Securities Act of 1933 (the “1933 Act”).  Rule 144A provides an exemption from the registration requirements of the 1933 Act for the resale of certain restricted securities to qualified institutional buyers.  One effect of Rule 144A is that certain restricted securities may not be illiquid.  (Restricted securities may also become illiquid.)  As previously discussed, the Master Fund may invest no more than 15% of its net assets in securities deemed to be illiquid under applicable SEC liquidity interpretations.  In the event the value of illiquid securities meets or exceeds 15%, management will move to reduce these holdings within a reasonable period of time.  The Master Fund’s holdings of Rule 144A securities that are liquid securities will not be subject to its limitation on investment in illiquid securities.  The Master Fund’s Board of Directors has adopted policies and procedures for the purpose of determining whether securities that are eligible for resale under Rule 144A are liquid or illiquid.  The Adviser, under the supervision of the Fund’s Board of Directors, will consider whether securities purchased under Rule 144A are illiquid.  In making this determination, the Adviser will consider the trading markets for the specific security, taking into account the unregistered nature of a Rule 144A security.  In addition, the Adviser could consider (1) the frequency of trades and quotes, (2) the number of dealers and potential purchasers (in that the absence of qualified institutional buyers interested in a security would render it illiquid), (3) the dealer undertakings to make a market, and (4) the nature of the security and of market trades (e.g., the time needed to dispose of the security, the method of soliciting offers and the mechanics of transfer).  Rule 144A liquidity decisions made by the Adviser are subject to oversight, and procedural limitations set, by the Board of Directors.  The Master Fund may also purchase restricted securities eligible for sale to institutional accredited investors under Regulation D under the 1933 Act.

Loans and Interests in Loans.  Although the Master Fund will not make loans directly, the Master Fund may purchase loans from other creditors and then hold and trade in such loans.  Holding such loans presents the following risks:  risk of default, which refers to the possibility that the borrower will be unable or unwilling to repay all or part of the amount owed; risk of delayed payment, which refers to the possibility that the borrower will be unable or unwilling to make payment at the time expected; and risk of inadequate collateral, which refers to the possibility that any property that may have been pledged to secure the borrower’s promise to pay will be worth less when realized than expected.  Investments in loans may be less liquid than investments in many securities and carry fewer legal protections in the event of fraud or misrepresentation.  Unlike debt instruments that are securities, investments in loans are not regulated by federal securities laws or the SEC.

CERTAIN RISK FACTORS

The risks described below that relate to the Master Fund’s investment operations also relate indirectly to the Fund.

Market Liquidity and Counterparty Credit Risks.  While the Master Fund is subject to limitations on its holdings of illiquid securities (see “Restricted and Illiquid Securities” above), the Master Fund may experience periods of limited liquidity, or a complete lack of liquidity, of certain of its investments, which may cause the Master Fund to retain investments longer than anticipated or dispose of assets at a value that is less than anticipated.  The Summer of 2007 witnessed the beginning of a liquidity and credit crisis of historic proportions that had a domino effect on financial markets and participants worldwide. Despite recent improvement in the condition of the financial markets, aspects of the liquidity and credit crisis have continued into 2013.  Among other effects, the recent global financial and economic turmoil has led certain brokers and other lenders to be unwilling or less willing to finance new investments or to only offer financing for investments on less favorable terms than had been prevailing in the past.  Market disruptions have continued to occur, such as those surrounding the recent sovereign debt crises in the U.S. and Europe and the downgrade of the U.S. credit rating.  Risks to a robust resumption of economic growth persist, including continued weak consumer confidence and high unemployment, the growing size of the U.S. federal budget deficit, and the threat of inflation.  Although the U.S. Federal Reserve Bank, European Central Bank, and other central banks have injected significant liquidity into markets and otherwise made significant funds, guarantees, and other accommodations available to certain financial institutions, certain elevated levels of market stress and volatility and impaired liquidity, funding, and credit persist.  While instruments correlated to residential mortgage markets were affected first, ultimately market participants holding a broad range of securities (including CMBS), other financial instruments and commodities and commodities contracts were forced to liquidate investments, often at deeply discounted prices, in order to satisfy margin calls (i.e., repay debt), shore up their cash reserves, or for other reasons.  Market shifts of this nature may cause unexpectedly rapid losses in the value of the Master Fund’s positions.

Credit risk includes the risk that a counterparty or an issuer of securities or other financial instruments will be unable to meet its contractual obligations and fail to deliver, pay for, or otherwise perform a transaction.  Credit risk is incurred when the Master Fund engages in principal-to-principal transactions outside of regulated exchanges, as well as in transactions on certain exchanges that operate without a clearinghouse or similar credit risk-shifting structure.  At the height of the 2007-2009 credit crisis, a number of prominent financial market participants failed or nearly failed to perform their contractual obligations when due – creating a period of great uncertainty in the financial markets, government intervention in certain markets and in certain failing institutions, severe credit and liquidity contractions, early terminations of transactions and related arrangements, and suspended and failed payments and deliveries.

Interest Rate, Spread and Credit Risks.  The market values of the Master Fund’s assets will generally fluctuate inversely with changes in prevailing interest rates and spreads and directly with the perceived credit quality of such assets.  Interest rates are highly sensitive to many factors, including governmental monetary, fiscal and tax policies, domestic and international economic and political considerations, and other factors beyond the control or anticipation of the Master Fund.  Interest rate fluctuations can adversely affect the Master Fund’s income in many ways and present a variety of risks, including the risk of increased prepayments.  In addition, securities with longer durations, such as mezzanine and subordinate CMBS (as explained below), tend to be more sensitive to changes in interest rates and spreads, usually making them more volatile than securities with shorter durations.  To the extent the various hedging techniques and active portfolio management employed by the Master Fund do not offset these changes, the net asset value of the Master Fund’s shares will also fluctuate in relation to these changes.  The various investment techniques employed by the Master Fund and the different characteristics of particular securities in which the Master Fund may invest make it very difficult to predict precisely the impact of interest rate and credit quality changes on the net asset value of the Fund’s shares.

Market Risk.  Market risk is the potential that the prices of securities owned by the Master Fund may go up or down, sometimes rapidly or unpredictably, due to factors affecting the general markets or particular industries related to the securities.  The value of a security may decline due to general market conditions which are not specifically related to such security, such as real or perceived adverse economic conditions, changes in the general outlook of the economy, changes in interest or currency rates or adverse investor sentiment.  They may also decline due to factors that affect a particular industry or industries – specifically because of real estate fundamentals particular to a local market or property type.  Additionally, the price of securities acquired by the Master Fund may decline substantially for reasons not necessarily attributable to what are often referred to a security’s “fundamentals” (e.g., its prospects based on a measured analysis of its assets, cash flows, etc.).  In particular, investing at what may appear to be “undervalued” levels is no guarantee that subsequently, the purchased assets will not be trading at even more “undervalued” levels.

Special Risks from Ownership of Mezzanine and Subordinate Securities.  The Master Fund intends to acquire various mezzanine and subordinate classes, including unrated and “first loss” classes.  A “first loss” class is the most subordinate class of a multi-class issuance debt security and is the last class to receive payment of interest and principal and the first class to bear the loss resulting from defaults on the assets underlying such securities (the “Collateral”).  Mezzanine and subordinate classes are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior classes.  The market values of such mezzanine and subordinate classes tend to be more sensitive to changes in economic conditions than more senior classes.  As a result of these and other factors, these securities are generally not actively traded and are not likely to provide holders thereof with liquidity.  In addition, the Master Fund’s investments in mezzanine and subordinate classes will be subject to the risks of adverse conditions in the securities markets.  Such adverse conditions would impair the value and marketability of such investments.  The yield-to-maturity on mezzanine and subordinate classes may be extremely sensitive to the default and loss experience of the underlying Collateral and the timing of any such defaults or losses.  Because the mezzanine and subordinate classes of securities generally have little or no credit support, to the extent that losses are realized on the Collateral, the Master Fund may not recover the full amount, or any, of its investment in such mezzanine and subordinate securities.  The subordination of these classes of securities may adversely affect the yield on such classes even if realized losses ultimately are not allocated to such classes.  On any payment date, interest and principal generally would be paid on the more senior classes before interest and principal would be paid with respect to the mezzanine and subordinate classes.  Typically, interest deferred on mezzanine and subordinate classes would be payable on subsequent payment dates to the extent funds become available, but such deferral itself may not bear interest.  Such deferral of interest generally will adversely affect the yield on the mezzanine and subordinate classes.  The yield of such securities will also be affected by the rate and timing of payment of principal on the Collateral.  The rate of principal payments may vary significantly over time depending on a variety of factors such as the level of prevailing interest rates and economic, tax, legal and other factors.  Prepayments of principal on the Collateral are generally allocated to the more senior classes until the balance of such senior classes is reduced to zero.  To the extent that the holders of mezzanine and subordinate classes are not paid compensating interest on interest shortfalls due to prepayments, liquidations or otherwise, the yield on the mezzanine and subordinate classes may be adversely affected.

To the extent the Master Fund does not obtain special servicing rights, the servicer of such Collateral may not have the same incentive to exercise remedies with respect to such defaulted Collateral as would the holders of the mezzanine and subordinate classes who would experience loss as a result of such defaulted Collateral earlier than the holders of the more senior classes.  Accordingly, the Collateral may not be serviced in a manner that is most advantageous to the Master Fund as the holder of a mezzanine and/or subordinate class.

Furthermore, the prices of lower-rated securities have been found to be less sensitive to interest rate changes than more highly-rated investments, but more sensitive to adverse economic downturns or specific credit developments.  A projection of an economic downturn, adverse rising interest rates, or a recession for example, could cause a decline in the price of lower-rated securities due to the inability of obligors of the Collateral to make principal and interest payments or repay debt at maturity.  In such event, existing credit supports may be insufficient to protect against loss of principal.

Credit Risk.  The Collateral will present credit risk, both with respect to delinquency and default.  Delinquency refers to interruptions in the payment of interest and/or principal during the term of a loan.  Default refers to the potential for unrecoverable principal loss from the sale of foreclosed properties for an amount less than the unpaid principal balance of the collateral.  The value of the securities purchased by the Master Fund will depend, in part, upon the creditworthiness of the underlying real estate for payment of principal and interest on the collateral.  If the Master Fund does not receive scheduled interest or principal payments on such Collateral, the Master Fund’s net asset value may be adversely affected.  Credit risk could be significant for the Master Fund given that it invests in mezzanine and subordinate classes of securities, which bear a higher risk-of-loss on a default on the underlying loan than more senior securities.  There is no assurance that the liquidation of Collateral will satisfy the borrower’s obligation, or that the Collateral can be liquidated.

Payments of principal and interest on the mortgage loans depends solely on cash flow from the underlying properties, and are risks of the direct ownership in real estate.  These risks include, among others, national, regional and local economic conditions (which may be adversely impacted by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of office space, hotel rooms, retail, industrial or other commercial space); changes or continued weakness in specific industry segments; perceptions by prospective tenants and, in the case of retail properties, retailers and shoppers, of the safety, convenience, services and attractiveness of the property; the willingness and ability of the property’s owner to provide capable management and adequate maintenance; construction quality, age and design; demographic factors; changes to building or similar codes; and increases in operating expenses (such as energy costs).  The historical operating results of the mortgaged properties may not be comparable to future operating results.  In addition, other factors may adversely affect the mortgaged properties’ value without affecting the net operating income, including changes in governmental regulations, zoning or tax laws, potential environmental or other legal liabilities, the availability of refinancing, and changes in interest rate levels.

While the credit quality of the Collateral supporting the CMBS in which the Master Fund may invest will reflect the perceived appropriateness of future cash flows to meet operating expenses, as a result of any of the factors mentioned above, the underlying commercial properties may not be able to continue to generate income to meet their operating expenses (mainly debt services, lease payments, capital expenditures and tenant improvements).  Consequently, the obligors under commercial mortgages may be unable to make payments of interest in a timely fashion, increasing the risk of default on the mortgage loan.  In addition, the repayment of the commercial mortgage loans will typically depend upon the future availability of financing and the stability of real estate property values.

Most commercial mortgage loans are non-recourse obligations of the borrower, meaning that the sole remedy of the lender in the event of a default is to foreclose upon the collateral.  As a result, in the event of default by a borrower, the lender has recourse only against the specific property pledged to secure the loan and not against the borrower’s other assets.  If the borrower is not able or willing to refinance or dispose of the property to pay the principal balance due at maturity, the lender will need to recover the unpaid principal balance of the loan from the value of the property.  Factors such as the title to the property, its physical and environmental condition (which may deteriorate during foreclosure proceedings) and financial performance, as well as governmental disclosure requirements with respect to the condition of the property, may make the lender unable to fully recover such amount.

In addition, certain obligors on underlying Collateral may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due under the Collateral may be materially adversely affected.

Limited Recourse on Collateral.  The Master Fund anticipates that a substantial portion of the Master Fund’s Collateral may contain limitations on recourse against the ultimate borrower.  In other cases, recourse against the borrower may be limited by applicable provisions of the laws of the jurisdictions in which the Collateral is located or by the selection of remedies and the impact of those laws on that selection.  In those cases, in the event of a borrower default, recourse may be limited to only the specific Collateral, the value of which may not be sufficient to prevent the Master Fund from sustaining losses.  As to Collateral that includes recourse against the borrower and its assets generally, there can be no assurance that such recourse will provide a recovery sufficient to prevent such losses.

Insurance May Not be Sufficient to Cover Casualties.  The Master Fund’s Collateral will generally require the borrowers thereunder to obtain insurance coverage of the type and in the amount customarily obtained by owners of assets similar to the applicable Collateral, including liability and fire and extended coverage in amounts sufficient to permit replacement of such assets in the event of a total loss, subject to applicable deductibles.  There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism and acts of war that may be uninsurable or not economically insurable.  Under such circumstances, the insurance proceeds received by the borrower, if any, might not be adequate to restore the Collateral.  In such event, upon a default under such Collateral, there may be insufficient proceeds from the foreclosure sale of such impaired assets to prevent the Master Fund from incurring losses.

Prepayments.  The value of the Master Fund’s investments may be affected by prepayments.  Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors and cannot be predicted with certainty.  In periods of declining interest rates, prepayments on loans and securities generally increase.  In addition, because interest rates have declined, the funds available for reinvestment by the Master Fund during such periods are likely to be reinvested at lower interest rates than the Master Fund was earning on the prepaid investments.  The types of securities in which the Master Fund intends to invest may decrease in value as a result of increases in interest rates and may benefit less than other fixed income securities from declining interest rates because of the risk of prepayment.

Geographic Concentration.  To the extent the Master Fund’s Collateral consists of mortgage loans, repayments by the borrowers and the market value of the mortgaged properties underlying such Collateral may be affected by economic conditions in regions where the mortgaged properties are located, conditions in the real estate market where the mortgaged properties are located, changes in the governmental rules and fiscal policies, acts of nature (which may result in uninsured losses) and other factors particular to the locales of the respective mortgaged properties.  The Master Fund has no established limits with respect to the geographic concentration of the properties securing its Collateral.

Risks of Real Estate and Real Estate Related Investments. To the extent the Master Fund’s Collateral consists of mortgage loans, the Master Fund may become subject to risks related to direct ownership of real estate in the event a mortgage loan is foreclosed upon and the Master Fund becomes the owner of the underlying property.  Investments in real estate and real estate related assets are subject to various risks, including:  adverse changes in national or international economic conditions; adverse local market conditions (including oversupply of office space, hotel rooms, retail, industrial or other commercial space); the financial condition of tenants (which may be adversely impacted by plant closings, industry slowdowns and other factors), buyers and sellers of properties; changes in availability of debt financing; changes in interest rates, real estate taxes, and other operating expenses; changes in environmental laws and regulations, zoning laws and other governmental risks and fiscal policies; changes in energy prices; changes in relative popularity of properties; risks due to dependence on cash flow; risks and operating problems arising out of the presence of certain construction materials; environmental claims arising in respect of real estate acquired with undisclosed or unknown environmental problems or as to which inadequate reserves have been established; uninsurable losses; acts of God; and other factors beyond the control of the Master Fund.

Environmental Risk.  To the extent the Master Fund’s Collateral consists of mortgage loans, the Master Fund may become subject to environmental risks when the properties securing such Collateral encounter environmental problems.  The operating costs and values of these properties may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation.  Such laws often impose liability regardless of whether the owner, operator or, in certain cases, mortgagee knows of, or was responsible for, the presence of such hazardous or toxic substances.  The costs of investigation, remediation or removal of hazardous substances could exceed the value of the property.  The Master Fund’s income could be affected adversely by the existence of an environmental liability with respect to such properties.

Large Investors.  Since the Fund’s minimum initial investment is $3 million, the Fund is offered to large institutional holders.  If a large holder were to redeem a significant portion of their shares in the Fund, it could have a negative effect on the Fund’s expense ratio (and the Master Fund’s portfolio), potentially causing the Fund to no longer be viable.  A list of substantial shareholders appears later in this SAI.

Non-diversified Status Under U.S. Federal Securities Laws.  Each of the Fund and the Master Fund has registered with the Securities and Exchange Commission as a “non-diversified” investment company, which enables each to invest more than 5% of its assets in the obligations of any single issuer.  As a result of this ability to concentrate its investments in the obligations of a smaller number of issuers, the Master Fund may be more susceptible than a more widely diversified fund to any single economic, political or regulatory occurrence.  As a matter of fundamental policy, the Master Fund will generally not invest more than 25% of its assets in the securities of any one industry; provided, however, that the Fund will, except for temporary defensive purposes, invest at least 25% of the value of its total assets in securities which represent interests in mortgages or liens on real property.  Securities issued or guaranteed by the U.S. Government or any agency or instrumentality thereof are not treated as an industry.

Illiquid Securities.  The Master Fund may invest in securities that lack an established secondary trading market or are otherwise considered illiquid.  In addition, securities that were liquid when purchased by the Master Fund may become illiquid due to market or other conditions.  Liquidity of a security refers to the ability to easily dispose of securities and the price to be obtained, and does not relate to the credit risk or likelihood of receipt of cash at maturity.  Illiquid securities may trade at a discount from comparable, more liquid investments and at times there may be no market at all.  Mezzanine and subordinate CMBS may be less marketable or in some instances illiquid because of the absence of registration under the U.S. federal securities laws, contractual restrictions on transfer, the small size of the market and the small size of the issue (relative to the issues of comparable interests).  Because of continuing market dislocation and to avoid selling securities at severely distressed levels, the percentage of the Master Fund’s net assets represented by illiquid securities is, and is expected to remain, significantly above past levels.

Certain securities that the Master Fund will acquire will include interests that have not been registered under the 1933 Act or other applicable relevant securities laws, resulting in a prohibition against transfer, sale, pledge or other disposition of such securities except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws.  Thus, these restrictions may limit the ability of the Master Fund to transfer, sell, pledge or otherwise dispose of certain investments in response to changes in economic and other conditions.

Certain trusts that issue the Master Fund’s portfolio securities may retain an affiliate of the Adviser as “special servicer” to resolve delinquent and defaulted underlying loans held by the trust.  Portfolio securities held by the Master Fund and/or other clients of the Adviser may be a factor, and potentially a significant factor, in determining whether the Adviser will have the authority to select or recommend its affiliate as special servicer.  The Adviser will thus face a conflict of interest in determining whether to select or recommend an affiliate as opposed to a third party as well as, potentially (and assuming the securities ultimately may contribute to the authority of the Adviser to select the special servicer), a conflict of interest in determining which securities to purchase or hold for the Master Fund.  When retained as such, the special servicer may or may not service loans affecting securities of the trust in which the Master Fund is invested.  In certain circumstances, the special servicer may be in possession of material non-public information with respect to a loan or class of security in the CMBS trust.  If this occurs, the Master Fund may be precluded from selling or buying additional interests, in the security until such information becomes publicly available or no longer material, and therefore will limit the Master Fund’s ability to buy or sell such security in response to changes in economic or other conditions.

Other Investment Management Techniques.  The Master Fund intends to enter into hedging transactions primarily to protect itself from the effect of interest rates.  There can be no assurance that the Master Fund’s hedging activities will have the desired beneficial impact on the Master Fund’s results of operation or financial condition.  Moreover, no hedging activity can completely insulate the Master Fund from the risks associated with changes in interest rates and prepayment rates.  The Master Fund’s performance may be affected adversely if the Master Fund fails to employ an effective hedging strategy.  Hedging involves risk and typically involves costs, including transaction costs.  Such costs may increase dramatically as the period covered by the hedging increases and during periods of rising or volatile interest rates.  The Master Fund may increase its hedging activities, and, thus, increase its hedging costs, during such periods when interest rates are volatile or rising.  Losses on a hedge position may reduce the Master Fund’s net asset value.  There may be no perfect hedge for any investment and a hedge may not perform its intended purpose of offsetting losses on an investment.

With respect to CDS and total return swaps, the Master Fund will not have a contractual relationship with the reference obligor on the reference obligation.  The Master Fund generally will have no right directly to enforce compliance by the reference obligor with the terms of either the reference obligation or any rights of set-off against the reference obligor, nor will the Master Fund generally have any voting or other consensual rights of ownership with respect to the reference obligation.  The Master Fund will not have the benefit of the remedies that would normally be available to a holder of such reference obligation.  In the event of the insolvency of the CDS counterparty, the Master Fund will be treated as a general creditor of such counterparty and will not have any claim of title with respect to the reference obligation.  Consequently, the Master Fund will be subject to the credit risk of the CDS counterparty as well as that of the reference obligor.  The term of any total return swap may be limited, and there is no guarantee than any active market will exist at any time.  The Master Fund’s positions in total return swaps are also subject to counterparty risk, credit risk, market risk and interest rate risk.  The Dodd-Frank Act will result in a significant increase in the regulation of swaps and other derivatives, including through mandatory clearing and trading requirements for some swaps, increased margin requirements, new registration requirements for some funds or their advisers and additional reporting, recordkeeping and other compliance responsibilities.  The details of the new regulatory framework will be determined through regulations that are being adopted by the SEC and the Commodity Futures Trading Commission.  While several regulations have been finalized, a number of key regulations, including key definitional rules, still remain in proposal form and are yet to be completed.  As a result, the overall effects of the new regulatory requirements that will be imposed on derivatives market participants remain uncertain.  Nonetheless, it is generally presumed that the costs of trading in derivatives will increase as a result.

The use of repurchase agreements involves certain risks.  For example, if the seller of securities under the repurchase agreement defaults on its obligation to repurchase the underlying securities, as a result of its bankruptcy or otherwise, the Master Fund will seek to dispose of such securities, which action could involve costs or delays.  If the seller becomes insolvent and subject to liquidation or reorganization under applicable bankruptcy or other laws, the Master Fund’s ability to dispose of the underlying securities may be restricted.  Finally, it is possible that the Master Fund may not be able to substantiate its interest in the underlying securities.  To minimize this risk, the securities underlying the repurchase agreement will be held by the custodian at all times in an amount at least equal to the repurchase price, including accrued interest.  If the seller fails to repurchase the securities, the Master Fund may suffer a loss to the extent proceeds from the sale of the underlying securities are less than the repurchase price.

Counterparty Risk.  The Master Fund may enter into over-the-counter hedging transactions in which the protections afforded to participants in an organized exchange and in a regulated environment may not be available, which will expose the Master Fund to credit risks due to counterparty and legal enforceability risks.  Although the Master Fund intends to enter into such contracts only with counterparties the Master Fund believes to be financially sound and to monitor the financial soundness of such parties on a periodic basis, the Master Fund will be exposed to the risk that the counterparties with which the Master Fund trades may become financially unsound or insolvent.  If a counterparty ceases making markets and quoting prices in such instruments, which may render the Master Fund unable to enter into an offsetting transaction with respect to an open position, the Master Fund may be forced to unwind its position, which may result in a loss on the hedge position and could cause the Master Fund to suffer the adverse consequences against which the hedging transaction was designed to protect.  In addition, if any of the hedging instruments acquired by the Master Fund are traded on exchanges, the Master Fund may be subject to the risk of trading halts, suspensions, exchange or clearing house equipment failure, insolvency of a brokerage firm or other disruptions of normal trading activities.

Redemptions.  As an open-end fund, each of the Fund and the Master Fund is required to redeem its shares if so requested by shareholders.  Subject to its “redemptions in-kind” policy, if the Master Fund is required to sell assets to meet redemptions requests, such “forced” sales may prevent the Master Fund from receiving the same value for such assets as would have been received if the assets had been sold over an orderly period of time, reducing the net asset value of the Master Fund (and therefore the Fund).  Such sales may cause the Master Fund (and the Fund) to realize capital gains in excess of the gains that otherwise would have been distributed to shareholders in such year.  Such capital gains distributions will be taxable to certain shareholders.

Shareholders receiving securities in-kind may, when selling them, receive less than the redemption value of such securities and would also incur certain transaction costs.  Furthermore, because a redemption in-kind may result in a shareholder receiving an “odd lot” of a security (i.e., an amount of such security that is below the minimum unit quantity at which such security typically trades), the shareholder may face increased difficulty in liquidating such security for its redemption value.  As a result, shareholders are encouraged to contact the Adviser regarding redemptions as early as possible.  This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than “in-kind”.  Regardless of such notice, there is no guarantee that the Master Fund will have the ability to sell securities in advance in order for the Fund to pay redemptions in cash.

Failure to Maintain Qualification Under Internal Revenue Code.  The Fund intends to operate in a manner so as to qualify as a regulated investment company under Subchapter M of the U.S.  Internal Revenue Code of 1986, as amended (the “Code”).  If the Fund were to fail to qualify as a regulated investment company, the Fund may become subject to U.S. federal income tax on its taxable income at regular corporate rates.  Any such corporate tax liability may be substantial and would reduce the amount of cash available for distribution to shareholders and have a materially adverse impact on the Fund’s net asset value.

Limitation on Liability of Directors and Officers.  The Fund’s charter contains provisions which, subject to certain exceptions, limit the liability of the directors and officers of the Fund to the Fund or to its shareholders for monetary damages for any breach of duty as a director or officer.  This provision does not eliminate such liability to the extent that it is proved that the director or officer actually received an improper benefit or profit or to the extent that it is found that the act or omission of the director or officer resulted from deliberate dishonesty.

Risk Factors Regarding Master-Feeder Structure.  The Fund seeks to achieve its investment objective by investing all of its assets in the Master Fund, which has the same objective as the Fund.  The Master Fund, in turn, holds investment securities.  Accordingly, the investment experience of the Fund will correspond directly with the investment experience of the Master Fund.  For a description of the Master Fund’s objectives, policies, restrictions, management and expenses beyond that provided herein, see the Prospectus and Statement of Additional Information of the Master Fund.  There can be no assurance that the Fund or the Master Fund will achieve its investment objective.

There are certain risks to the Fund related to the use of the “master-feeder” structure.  Such risks include, but are not limited to, the following:

•
Large-scale redemptions by other investors of their interests in the Master Fund could have adverse effects, such as decreased investment diversity and decreased economies of scale, and could result in the shareholders of the Fund, as a remaining investor in the Master Fund, bearing proportionately more of the operating costs of the Master Fund and thus experiencing higher pro rata operating expenses and lower returns than would otherwise be the case.

•
Failure by investors of the Fund to approve a change in the investment objective and policies of the Fund parallel to a change that has been approved by the investors of the Master Fund would require the Fund to redeem all of its shares of the Master Fund; this could result in a distribution in kind to the Fund of the Master Fund’s portfolio securities (rather than a cash distribution), causing the Fund to incur transaction costs and adversely affecting its liquidity.

•
In addition, if the Fund redeems all its shares of the Master Fund, the Board of Directors of the Fund may have to consider alternative arrangements for the Fund, including investing all of the Fund’s assets in another investment company with the same investment objective as the Fund or engaging an investment adviser to manage the Fund’s assets in accordance with its investment objective and investment policies.  No assurance exists that satisfactory alternative arrangements would be available.

•
Other shareholders in the Master Fund may have a greater ownership interest in the Master Fund than the Fund’s interest and could thus have effective voting control over the operation of the Master Fund.

The Fund may cease investing in the Master Fund only if the Board of Directors of the Fund determines that such action is in the best interests of the Fund and its investors.  In that event, the Board of Directors would consider alternative arrangements, including investing all of the Fund’s assets in another investment company with the same investment objective as the Fund or hiring an investment adviser to manage the Fund’s assets in accordance with the investment policies described in the Fund’s Prospectus and this Statement of Additional Information.

THE ADVISER

Advisory Agreement

The Adviser, Torchlight Investors, LLC, provides investment advisory services as the investment adviser of the Fund.  As of December 31, 2012, the Adviser has $3.0 billion under management in various accounts using various strategies in the fixed income market.

At a meeting on November 30, 2005, the Board of Directors of the Fund, including a majority of the independent Directors (i.e., those Directors who are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act) (the “Independent Directors”), approved a new Investment Advisory Agreement (the “Advisory Agreement’) between the Fund and the Adviser.  The Advisory Agreement was approved by the shareholders of the Fund at a special meeting held October 31, 2006, continued in effect for two years and thereafter continues from year to year, provided that the continuance is approved annually by a vote of the Board, including a majority of the Independent Directors, in conformity with the 1940 Act.  The most recent such approval by the Board of Directors was on August 20, 2012.  In determining whether to approve the continuance of the Advisory Agreement, the Fund’s directors will use their reasonable business judgment to decide, among other things, whether the Agreement benefits the shareholders and is reasonable under the circumstances, and whether the compensation paid by the Fund is reasonable and would have been negotiated at arms-length.  Similar provisions apply to the Master Fund’s investment advisory agreement.

Pursuant to the Advisory Agreement, the Master Fund and/or the Fund pay a quarterly fee to the Adviser for its services at an overall advisory fee (when measured on a combined basis at both the Master Fund and Fund levels) of 0.63% of the Fund’s average monthly net assets.  These fees, described in the Prospectus under “Investment Advisory Agreement” are accrued monthly and paid quarterly.  In the event that the total annual operating expenses of the Fund exceed 0.80% of net asset value (including management fees, whether borne by the Fund or the Master Fund), the Adviser has separately agreed to waive the portion of its fee such that the Fund’s total annual operating expenses (including management fees) do not exceed 0.80% of the Fund’s net asset value.  Out-of-pocket due diligence and other expenses incurred by the Adviser in directly managing the Fund’s investments (which may include, but will not be limited to, legal, appraisal, environmental and site visit expenses) will not be included as fund operating expenses for purposes of calculating a management fee waiver, if any.  The same principles apply to any fees or discounts collected (or credited against the purchase price of an investment) by the Fund as part of its investment activities such that they will not be credited against Fund operating expenses for purposes of calculating a management fee waiver.  For the fiscal years ended October 31, 2012, 2011 and 2010, the Fund paid advisory fees, after fee waivers, if any, of $2,246,315, $2,183,944 and $1,859,884, respectively.  During the fiscal years ended October 31, 2012 and 2010, pursuant to fee cap arrangements between the Fund and the Adviser, the Adviser waived advisory fees due from the Fund in the amount of $64,753 and $54,288, respectively.  During the fiscal year ended October 31, 2011, the Adviser did not waive any advisory fees because the total annual operating expenses of the Fund did not exceed 0.80% of net asset value.

Notwithstanding the flexibility to charge management fees at the level of either the Fund or the Master Fund, currently all such fees are charged at the level of the Fund and that arrangement may be varied only upon a vote of the Fund’s Directors, including a majority of the Fund’s Independent Directors.

The Advisory Agreement provides that the Adviser will not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which the Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard of duty.  The Advisory Agreement provides that it will terminate automatically if assigned, within the meaning of the 1940 Act, and that it may be terminated without penalty by either party upon not more than 60 days’ nor less than 30 days’ written notice.

Certain trusts that issue the Master Fund’s portfolio securities may retain an affiliate of the Adviser as “special servicer” to resolve delinquent and defaulted underlying loans held by such trusts.  Portfolio securities held by the Master Fund and/or other clients of the Adviser may be a factor, and potentially a significant factor, in determining whether the Adviser will have the authority to select or recommend its affiliate as special servicer.  The Adviser will thus face a conflict of interest in determining whether to select or recommend an affiliate as opposed to a third party as well as, potentially (and assuming the securities ultimately may contribute to the authority of the Adviser to select the special servicer), a conflict of interest in determining which securities to purchase or hold for the Master Fund.  When retained as such, the special servicer may or may not service loans affecting securities of the trust in which the Master Fund is invested.  The compensation of the special servicer is an expense of the individual security holding such loans, as allocated by the trust, but this arrangement can be viewed as representing additional compensation to the Adviser deriving from the Master Fund.  Service and fee levels are in the range of current market terms for such services.

THE FUND’S PORTFOLIO MANAGERS

Mr. Daniel Heflin, Mr. William Stasiulatis and Mr. Samuel Chang are the portfolio managers of the Fund.  The three share primary responsibility for the Fund’s day-to-day management.

As of December 31, 2012, Mr. Heflin, Mr. Stasiulatis and Mr. Chang are primarily responsible for the day-to-day management of two registered investment companies (including the Fund) with assets of approximately $411 million, six other pooled investment vehicles with assets of approximately $2.1 billion, and five other accounts with assets of approximately $492 million.  As to these accounts, the Adviser is eligible to receive a performance-based fee with respect to $1.3 billion of the assets of the other pooled investment vehicles and none of the assets of the registered investment companies or the assets of the other accounts.

Mr. Heflin’s, Mr. Stasiulatis’s and Mr. Chang’s current annual compensation is a combination of a fixed annual salary and discretionary bonus which is based on the financial performance of the Adviser for that year.

As of December 31, 2012, Mr. Heflin holds Fund shares valued at over $1,279,000, Mr. Stasiulatis holds fund shares valued at approximately $1,225, and Mr. Chang holds fund shares valued at approximately $1,225.

As already noted, Mr. Heflin, Mr. Stasiulatis, and Mr. Chang serve as portfolio managers to other clients that may utilize investment programs substantially similar to that of the Fund.  In addition, the Adviser currently serves as investment adviser to other registered investment companies, unregistered investment companies and accounts (including accounts of affiliates), some of which provide for incentive compensation (such as performance fees).  Consequently, the Adviser’s investment management activities, including those directed by Mr. Heflin, Mr. Stasiulatis and Mr. Chang, may present conflicts between the interests of the Fund and those of the Adviser and potentially among the interests of various accounts managed by the Adviser, principally with respect to allocation of investment opportunities among similar strategies.  Although the Adviser has adopted allocation procedures intended to provide for equitable treatment of all accounts, it is possible that unforeseen or unusual circumstances may arise requiring case-by-case treatment.  The allocation procedures generally contemplate like treatment for like accounts, with exceptions for various special considerations, including an account’s tax position, cash management requirements, concentration tolerance or minimum investment size policies.

DIRECTORS AND OFFICERS

Directors and Officers of the Fund

The Fund is governed by a Board of Directors responsible for setting broad policies to be implemented by the officers that they select.  These officers manage the day-to-day operations of the Fund.  The following is a list of the Directors and officers of the Fund and information relating to their involvement with the Fund.  Please also see “Director Qualifications” below for a discussion of the specific qualifications and attributes of each Director that led to the Board’s conclusion that he should serve as a Director of the Fund.

Unless otherwise noted, the address of all Directors and officers is c/o Torchlight Value Fund, Inc., 230 Park Avenue, New York, NY 10169.  Each Director and Officer serves until their retirement, resignation, death or removal.  The Fund Complex referred to in this section of the SAI consists of the Fund and Torchlight Value Fund Master, LLC.

Independent Directors*

Name, Address and Age	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director During Past 5 Years

S. Leland Dill (age 82)	Director	Director since May 2006 (with prior service as an Advisory Director from November 2005 to May 2006)	Advisory Board Member, Hedgeforum, Citicorp Hedge Fund Portfolios	2	Torchlight Value Fund Master, LLC

James Webb (age 51)	Director	Director since May 2006 (with prior service as an Advisory Director from November 2005 to May 2006)	Hedge Fund Industry Consultant; formerly, Chief Operating Officer, FrontPoint Partners, LLC	2	Torchlight Value Fund Master, LLC; Various Rubicon Fund Management, GSA Capital Partners, and Avantium Investment Management fund entities

Mark B. Taylor (age 50)	Director	Director since June 2008	Formerly, Principal, Renaissance Technologies, LLC	2	Torchlight Value Fund Master, LLC

*          Not “interested persons” within the meaning of Section 2(a)(19) of the 1940 Act.

Interested Directors*

Name, Address and Age	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director During Past 5 Years
Frank L. Sullivan, Jr. ** (age 67)	Chairman of the Board	Director since July 1997	Managing Director, Clarion Partners, LLC	2	Torchlight Value Fund Master, LLC

Daniel Heflin ** (age 49)	President, CEO, CIO, and Director	Director since July 1997	President, CEO and CIO, Torchlight Investors, LLC	2	Torchlight Value Fund Master, LLC; Torchlight Investors, LLC

*           “Interested persons” within the meaning of Section 2(a)(19) of the 1940 Act.
**        Mr. Heflin is an employee of the Adviser.  Mr. Sullivan serves on an operating committee of an affiliate of the Adviser.

Officers

Name, Address and Age	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years
Daniel Heflin (age 49)	President, CEO, CIO, and Director	Since July 1997	President, CEO, and CIO, Torchlight Investors, LLC

Ramalingam Ganesh (age 56)	Chief Financial Officer	Since October 2009	CFO, CCO, Torchlight Investors, LLC; formerly, Executive Director, Morgan Stanley Investment Management, Inc.

Marshall Reiss (age 37)	Chief Compliance Officer	Since November 2012	Controller, Torchlight Investors, LLC; Vice President, The Bank of New York Mellon Corporation; Experienced Associate – Audit Assurance, PricewaterhouseCoopers

Joanne M. Vitale (age 55)	Vice President	Since July 1997	Managing Director, Clarion Partners, LLC; formerly, Director, Clarion Partners, LLC

The following table sets forth information regarding compensation of Directors by the Fund for the fiscal year ended October 31, 2012.  Officers of the Fund and Directors affiliated with the Adviser do not receive any compensation from the Fund.

Name of Person, Position	Aggregate Compensation From Fund	Pension or Retirement Benefits Accrued As Part of Fund Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation From Fund and Fund Complex Paid to Directors
Frank L. Sullivan, Jr.,* Chairman of the Board	$0	$0	$0	$0
Daniel Heflin*, President, CEO, CIO and Director	$0	$0	$0	$0
S. Leland Dill, Director	$10,000	$0	$0	$20,000
James Webb, Director	$7,000	$0	$0	$14,000
Mark B. Taylor, Director	$7,000	$0	$0	$14,000

*           Interested Director

The following table sets forth information as of December 31, 2012 regarding ownership by the Directors of the Fund of equity securities of the Fund.  Dollar ranges of ownership are indicated as follows:  A = None; B = $1 to $10,000; C = $10,001 to $50,000; D = $50,001 to $100,000; E = over $100,000.

Independent Directors

(1)	(2)	(3)
Name of Director	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Funds in Fund Complex Overseen by Director
S. Leland Dill	A	A
James Webb	E	E
Mark B. Taylor	E	E

Interested Directors

(1)	(2)	(3)
Name of Director	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Funds in Fund Complex Overseen by Director
Frank L. Sullivan, Jr.	E	E
Daniel Heflin	E	E

Each of the Independent Directors serves as a director of the Master Fund (also advised by the Adviser).  Each of the Independent Directors also served as a trustee of Clarion Total Return Fund (which was a series of the Clarion Trust and was also advised by the Adviser) until its liquidation in 2009.  Except as otherwise disclosed herein, none of the Independent Directors has held any other position with (i) the Fund, (ii) an investment company advised by, controlled by or under common control with the Adviser, (iii) the Adviser or other affiliate of the Fund, or (iv) any person controlling, controlled by or under common control with the Adviser.  None of the Independent Directors owns, beneficially or of record, securities issued by (i) the Adviser or (ii) any person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Adviser.  None of the Independent Directors (or the immediate family of any of them) own securities of the Adviser (or of any of its affiliates).  Certain of the Independent Directors may be invested on an arms-length basis in other investment funds sponsored by the Adviser or its affiliates.

There were four meetings of the Board of Directors held during the fiscal year ended October 31, 2012.  For the fiscal year ended October 31, 2012, each then current Director attended at least seventy-five percent of the aggregate number of meetings of the Board and of any committee on which he or she served.

As of December 31, 2012, the Directors and officers of the Fund, as a group, beneficially owned 1.12% of the outstanding common stock of the Fund.

Directors of the Fund who are not affiliated persons of the Fund or not affiliated persons of the Adviser will be compensated by the Fund by payment of an annual retainer of $5,000 each, and in addition the Fund will pay an attendance fee of $500 per meeting, plus any out of pocket expenses related to attending the meeting.  The Fund also pays certain out-out-pocket expenses of these Directors, including travel expenses related to attendance at Directors’ meetings.  The Chairman of the Audit Committee receives an additional annual retainer of $3,000.

Directors and employees of the Fund and the Adviser are permitted to engage in personal securities transactions subject to the restrictions and procedures contained in the Codes of Ethics of the Fund and the Adviser (each of which is approved by the Board of Directors of the Fund).  In general, the Codes of Ethics preclude these individuals from trading for their personal accounts in the same securities as are being traded for the Fund.

Director Qualifications

All Directors are expected to demonstrate various personal characteristics appropriate to their position, such as the exercise of professional care and business judgment, the ability to work cohesively with others while still advocating competing viewpoints, critical analysis, and the like.  All Directors also are expected to meet the necessary time commitments for service on the Board.  The Board then generally views each Director appointment or nomination in the context of the Board’s overall composition and considers each Director’s individual professional experience and service on other boards of directors, as well as his or her current and prior roles (such as committee service) on the Board.  With respect to the contributions of particular Directors, the Board has considered the following (this listing provides a useful overview, but is not exclusive and only highlights selected factors considered):

Mr. Sullivan

•	Longstanding leadership experience, including as Managing Director of Clarion Partners, LLC and as Chairman of the Board of the Funds.

•	Broad commercial real estate expertise, particularly with respect to equity transactions, financings and market trends in the industry.

Mr. Heflin

•	Founder, President and CEO of the Adviser.

•	Broad professional experience in the investment industry, particularly in the area of fixed income securities.

Mr. Dill

•
Broad professional experience with accounting functions in the investment industry, including experience (such as a former leadership role at a major public accounting firm and service at the American Institute of Certified Public Accountants) relevant to his designation as the Board’s “Audit Committee Financial Expert” in accordance with Sarbanes-Oxley Act rules.

•	Service as Chairman of the Audit Committee.

Mr. Webb

•	Broad experience in the investment industry, including as former Chief Operating Officer of a hedge fund sponsor and service on the Boards of various hedge funds.

•	Service on the Audit Committee.

Mr. Taylor

•	Experience as principal and bond portfolio manager at a multi-billion dollar hedge fund sponsor.

•	Service on the Audit Committee.

Each Independent Director also was nominated based in part on his or her status as a person who is not an “interested person” of the Fund as defined in the 1940 Act.  Descriptions of Director experience should not be taken to suggest that any Director is an expert in a particular subject.

The selection of candidates for the position of Independent Director is at the discretion of the Board.  The Board does not require specific qualifications or attributes, including diversity, when considering a candidate, but rather generally considers candidates and their experience in the context of the Board’s composition as a whole, including in the context of the leadership, investment, business or other experience of current Directors.  This is especially so given the small size of the Board.  The Board does not solicit shareholder recommendations.  In the event that the Board were to consider a shareholder recommended nominee, the Board presently expects that it would apply the same standards to such a nominee as it applies in considering candidates that the Board itself identifies.

Organization of the Board

The Chairman of the Board of Directors is not an Independent Director, although three of the five Directors are independent.  The sole standing committee of the Board, namely the Audit Committee, is described below.

The organization of the Board of Directors in this manner reflects the judgment of the Directors that it is in the interests of the Fund and its shareholders to have an individual who is a longtime Director of the Fund and is familiar with the management team and regular operations of the Funds, preside at Board meetings, supervise the Board agenda and otherwise serve as the “lead” Director both at meetings and in overseeing the business of the Fund between meetings.  The Directors believe that the fact that the Chairman is not independent does not unduly limit the role of the Independent Directors, principally because the overall small size of the Board assures significant participation by every Board member and because a majority of the Board is comprised of Independent Directors.  Given the small size of the Board, no separate role for a “lead” Independent Director has been judged necessary.  It is also the judgment of the Directors that there are efficiencies in having an Audit Committee, comprised solely of the Independent Directors, responsible for review of the Fund’s audit functions and its independent accountants.

In reaching these judgments, the Directors considered the Board’s working experience and committee structure, legal requirements under applicable law, including the 1940 Act, the perceived expectations of shareholders, information available on industry practice generally, the nature of underlying investments, and the relationship between the Fund and its principal service providers.  The Board may consider different leadership structures in the future and make changes to these arrangements over time.

Board Oversight of Risk Management

While primary responsibility for the Fund’s risk management function lies with the Adviser and the other service providers of the Fund, the Board recognizes that it has an oversight role in this area.  In considering risks related to the Fund, the Board consults and receives reports from the officers and personnel of the Fund, the Master Fund and the Adviser that are charged with day-to-day risk oversight responsibility.  Matters regularly reported to the Board include certain risks involving the investment portfolios of the Master Fund, trading practices, operational matters, financial and accounting controls, and legal and regulatory compliance.  The Board does not maintain a specific committee solely devoted to risk management responsibilities, but Board members and occasionally informal working groups of Directors are involved in oversight of the risk management process.  Risk management and Board-related reporting at the Adviser is not centralized in any one person or body.

The Audit Committee

The Board of Directors has a single standing committee (the “Audit Committee”) devoted to the review of the Fund’s audit functions and its independent registered public accounting firm.  The Audit Committee reviews the contract between the Fund and its independent registered public accounting firm, recommends the continuation or termination of the contract with the independent registered public accounting firm, oversees the Fund’s accounting and financial reporting policies, procedures and internal controls and generally acts as a liaison with the independent registered public accounting firm.  The Audit Committee consists of the Independent Directors.  The Audit Committee held two meetings during the fiscal year ended October 31, 2012.

Proxy Voting Guidelines

The Adviser does not invest in the equity securities of any company.  However, it does invest in fixed income securities where votes may occur.  Fixed-income security holders generally do not have the power to vote regarding routine corporate administrative matters, such as the appointment or election of directors.  However, the Adviser may for example be asked to vote (a) when a fixed-income security in a client’s portfolio is in default, (b) as agent of the security owner on a creditor’s committee, (c) to accelerate the maturity of a defaulted security, (d) to consent to a proposed modification or waiver in a debt instrument’s terms, or (e) to approve, on behalf of the security owner, amendments to a trust indenture or a change in trustees.

In voting securities by proxy for its clients, the Adviser shall vote in a manner that the Adviser determines, in its discretion, is in the best interest of the clients and consistent with the Adviser’s duty of care and loyalty to its clients.  The Adviser will generally vote for proposals that maximize the value of the security.  The factors considered by the Adviser will vary from security to security and from client to client, and may include market information, liquidity, the debtor’s financial situation, the industry, and the client’s investment guidelines.  The Adviser will also follow any voting guidelines that have been expressly agreed upon in the client’s advisory contract.

The Adviser will address conflicts of interests between its interests and those of its clients or between its clients by a committee to include the Adviser’s President, the portfolio managers, and the Chief Compliance Officer.  (If the Adviser determines there is no conflict of interest, the proxy will be voted by the portfolio managers.)  For example, if a client portfolio holds a defaulting bond whose issuer is negotiating financing with a financial institution that the Adviser has a business relationship or counter-party relationship with, the committee will review the voting action, and if it determines that no true conflict is present it will approve the proxy vote.

Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available (1) without charge, upon request, by calling the Fund collect at (212) 883-2800; and (2) on the SEC’s website at http://www.sec.gov.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to each person that owns 5% or more of the outstanding shares of the Fund as of December 31, 2012:

Name and Address	Ownership

Virginia Retirement Systems
PO Box 2500
1200 East Main Street
Richmond, VA 23218	29.98%

Northern Trust Company, as Trustee for CenturyLink Inc. Defined Benefit Master Trust
P.O. Box 92956
Chicago, IL 60675-2956	27.60%

The William and Flora Hewlett Foundation
2121 Sand Hill Road
Menlo Park, CA 94025	16.09%

Bankpension
Dirch Passers Alle 27
Fredriksberg, Denmark	8.29%

New York State Teachers Retirement System
10 Corporate Woods Drive
Albany, NY 12211	8.12%

EXPENSES OF THE FUND

The Fund will pay all of its expenses, including fees of the directors not affiliated with the Adviser and Board meeting expenses; fees of the Adviser and the Administrator; out of pocket due diligence (which may include, but will not be limited to legal, appraisal, environmental, or site visit expenses and which may be performed by the Adviser, its affiliates, or qualified third parties) and other expenses incurred by the Adviser in directly managing the Fund’s investments; interest charges; taxes; organization expenses; charges and expenses of the Fund’s legal counsel, independent accountants and real estate consultants, and of the transfer agent, registrar and dividend disbursing agent of the Fund; expenses of repurchasing shares; expenses of printing and mailing share certificates, shareholder reports, notices, proxy statements and reports to governmental offices; brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions; expenses connected with negotiating, effecting purchase or sale, or registering privately issued securities; custodial fees and expenses for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating and publishing the net asset value of the Fund’s shares; expenses of membership in investment company associations and publications; expenses of fidelity bonding and other insurance expenses including insurance premiums; expenses of stockholders’ meetings; and registration fees.  The Adviser will not utilize any affiliate in connection with the foregoing services unless such affiliate provides such services for remuneration at or below the then current market rates for such services.  Any out-of-pocket due diligence and other expenses incurred by the Adviser in directly managing the Fund’s investments (which may include, but will not be limited to, legal, appraisal, environmental and site visit expenses) will not be included as Fund operating expenses for purposes of calculating a management fee waiver.  The same principles will apply to any fees or discounts collected (or credited against the purchase price of an investment) by the Fund as part of its investment activities such that they will not be credited against Fund operating expenses for purposes of calculating a management fee waiver.  These expenses will be included as part of the investment bases to the extent consistent with generally accepted accounting principles.

PORTFOLIO TRANSACTIONS AND BROKERAGE

The Adviser is responsible for decisions to buy and sell securities for the Master Fund (and therefore indirectly, the Fund), the selection of brokers and dealers to effect the transactions and the negotiation of prices and any brokerage commissions.  The securities in which the Master Fund invests are traded principally in the over-the-counter market.  In the over-the-counter market, securities are generally traded on a “net” basis with dealers acting as principal for their own accounts without a stated commission, although the price of the security usually includes a mark-up to the dealer.  Securities purchased in underwritten offerings generally include, in the price, a fixed amount of compensation for the manager(s), underwriter(s) and dealer(s).  The Master Fund may also purchase certain securities directly from an issuer, in which case no commissions or discounts are paid.  Purchases and sales of bonds on a stock exchange are effected through brokers who charge a commission for their services.

The Adviser is responsible for effecting securities transactions of the Master Fund and will do so in a manner deemed fair and reasonable and not according to any formula.  The Adviser’s primary considerations in selecting the manner of executing securities transactions for the Master Fund will be prompt execution of orders, the size and breadth of the market for the security, the reliability, integrity and financial condition and execution capability of the firm, the size of and difficulty in executing the order, and the best net price.  There are many instances when, in the judgment of the Adviser, more than one firm can offer comparable execution services.  In selecting among such firms, consideration is given to those firms that supply research and other services in addition to execution services.  However, it is not the policy of the Adviser, absent special circumstances, to pay higher commissions to a firm because it has supplied such services.

The Adviser is able to fulfill its obligations to furnish a continuous investment program to the Master Fund without receiving such information from brokers; however, it considers access to such information to be an important element of financial management.  Although such information is considered useful, its value is not determinable, as it must be reviewed and assimilated by the Adviser, and does not reduce the Adviser’s normal research activities in rendering investment advice under the Advisory Agreement.  It is possible that the Adviser’s expenses could be materially increased if it attempted to purchase this type of information or generate it through its own staff.

One or more of the other investment companies or accounts that the Adviser manages may own from time to time the same investments as the Master Fund.  Investment decisions for the Master Fund are made independently from those of such other investment companies or accounts; however, from time to time, the same investment decision may be made for more than one company or account.  When two or more companies or accounts seek to purchase or sell the same securities, the securities actually purchased or sold will be allocated among the companies and accounts on a good faith equitable basis by the Adviser in its discretion in accordance with the accounts’ various investment objectives.  In some cases, this system may adversely affect the price or size of the position obtainable for the Master Fund.  In other cases, however, the ability of the Master Fund to participate in volume transactions may produce better execution.  It is the opinion of the Fund’s Board of Directors that this advantage, when combined with the other benefits available due to the Adviser’s organization, outweighs any disadvantages that may be said to exist from exposure to simultaneous transactions.

Although the Advisory Agreement contains no restrictions on portfolio turnover, it is not the Master Fund’s policy to engage in transactions with the objective of seeking profits from short-term trading.  It is expected that the annual portfolio turnover rate of the Fund will not exceed 400%, excluding securities having a maturity of one year or less.  Because it is difficult to predict accurately portfolio turnover rates, actual turnover may be higher or lower.  The Adviser will monitor the Fund’s tax status under the Code.  Higher portfolio turnover may result in increased Fund expenses, including dealer mark-ups and other transaction costs on the sale of securities and on the reinvestment in other securities.

NET ASSET VALUE

The net asset value of shares will be computed based upon the value of the Fund’s assets (and therefore indirectly upon the value of the assets in the Master Fund).  Net asset value per share will be determined as of 4:00 p.m. (New York City time) on any weekday that the U.S. government bond market is open for trading, other than a day during which no such security was tendered for redemption and no order to purchase or sell such security was received.  The net asset value will also be calculated at the end of each month.  The Fund calculates net asset value per share by subtracting the Fund’s liabilities (including accrued expenses and dividends payable) from the Fund’s total assets (the value of the securities the Fund holds plus cash or other assets, including interest accrued but not yet received) and dividing the result by the total number of shares outstanding.

The Fund values its assets using methodologies approved by the Fund’s Board of Directors on the basis of valuations provided by dealers and other market participants or by one or more pricing services, which use information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, and various relationships between securities and yield to maturity in determining value.  Short-term investments having a remaining maturity of sixty days or less when purchased are valued at cost adjusted for amortization of premiums and accretion of discounts.  Any securities or other assets for which current market quotations are not readily available, or where multiple, varying quotations are given, are valued by the Adviser at their fair value as determined in good faith under procedures established by the Fund’s Board of Directors.  (Similar valuation policies and procedures apply to the Master Fund.)

Under certain market conditions, information used in the valuation of the Fund’s assets from dealers, other market participants and/or third party pricing services may become unavailable.  In these instances, there is the potential that a substantial portion, or even all, of the Fund’s assets will be valued by the Adviser at fair value of such assets in accordance with valuation models and procedures approved by the Fund’s Board of Directors.  While a good faith effort is made to diligently determine accurate valuations, valuations under these circumstances are inherently subject to uncertainty.  As a result of the market conditions in existence since 2007, a significantly larger percentage of the Fund’s assets are being fair valued than has been the case in the past.  While conditions have improved, the investment adviser expects these circumstances to continue for the foreseeable future.

AVERAGE CREDIT QUALITY

There are limited restrictions on the credit quality of the Master Fund’s investments.  The weighted average credit quality of the Master Fund will be BB- (Ba3) or better at all times based on ratings from the nationally recognized credit rating agencies, subject to the following:  (i) securities rated below B- or unrated may not exceed 20% of the Master Fund’s total asset value; and (ii) all split rated securities will be accounted for at the lower rating.  For split rated bonds where at least one of the ratings is “unrated”, “withdrawn rating”, or the like, then such ratings will not be considered for this purpose.  If the Master Fund’s asset composition in any of the foregoing categories subsequently exceeds 110% of the related percentage limitation for any reason, the Fund will take such action as may be necessary so that within sixty days after the occurrence of such excess, the relevant percentage limitation is again satisfied.

In order to calculate the average credit quality of the Master Fund’s assets, the Master Fund will assign sequential numbers (ranging from 17 to 2) to each of the 16 Fitch/S&P/Moody’s rating categories from AAA/AAA/Aaa to B-/B-/B3.  For purposes of this calculation, all securities which are guaranteed by a U.S. Government-sponsored entity are considered AAA/AAA/Aaa.  All securities rated less than B-/B-/B3 or unrated, except for securities rated D, shall have the same rating number of 1.  Securities rated D will have a rating number of 0.  For split rated bonds where at least one of the ratings is “unrated”, “withdrawn rating”, or the like, then such ratings will not be considered for this purpose.  The lowest such numeric rating for each asset will be multiplied by the value of such asset.  The sum of such products for each of the Master Fund’s assets will then be divided by the Master Fund’s net asset value and converted back to achieve the equivalent Fitch/S&P/Moody’s rating symbols.

Ratings from any of the nationally recognized credit rating agencies are the opinions of such rating agencies and do not represent the Fund’s, the Master Fund’s or the Adviser’s opinion on the relative credit quality of the Master Fund’s investments.

DISCLOSURE OF PORTFOLIO HOLDINGS

The Fund’s portfolio holdings are made public, as required by law, in the Fund’s annual and semi-annual reports.  These reports are filed with the SEC and mailed to shareholders approximately 60 days after the last day of the relevant period.  (In addition, these reports are available upon request as described on the back cover of the Fund’s Prospectus.)  Also as required by law, the Fund’s portfolio holdings are reported to the SEC approximately 60 days after the last day of the Fund’s relevant first or third fiscal quarterly period.

When authorized by appropriate executive officers of the Fund, portfolio holdings information may be given more frequently than as just described to third-party Fund service providers and certain other persons, including affiliated persons of the Fund.  As of the date of this Statement of Additional Information, in addition to the Adviser, these persons are limited to the Fund’s custodian, the Bank of New York (full portfolio, monthly, no lag), the Fund’s independent registered public accounting firm, Ernst & Young LLP, (full portfolio, semi-annually, no lag), and Bowne of New York City, LLC and/or Command Financial Press/R.S. Rosenbaum & Co., in connection with financial printing (full portfolio, quarterly, approximately 30 day lag).  In addition, the Fund may disclose one or more individual holdings to pricing or valuation services (or to broker-dealers acting as market makers) for assistance in considering the valuation of the relevant holdings.  In such cases, the information provided is subject to limitations on use intended to prohibit the recipient from trading on or inappropriately further disseminating it.  As part of the Fund’s internal policies and procedures, conflicts between the interests of the investors and those parties receiving portfolio information will be considered.  In addition to the Fund’s policies and procedures in this area, a number of Fund service providers maintain their own written procedures limiting use and further transmission of portfolio holdings information disclosed to them.  Neither the Fund nor the Adviser (nor its affiliates) receives any compensation in connection with disclosure of information to these parties, and all such arrangements are pursuant to policies approved by the Board of Directors, which has determined that they are appropriate and in the interests of Fund shareholders.  These Fund policies and procedures will be considered by the Directors on an annual basis, in connection with the Fund’s compliance program under Rule 38a-1 under the 1940 Act; related issues will be brought to the attention of the Directors on an as appropriate basis.

Additionally, the Adviser or its personnel from time to time may comment to the Fund’s shareholders, prospective investors or shareholder or investor fiduciaries or agents (orally or in writing) on one or more of the Fund’s portfolio securities or may state that the Fund recently purchased or sold one or more securities.  This commentary also may include such statistical information as sector or capitalization exposure, credit quality information, specialized financial characteristics (alpha, beta, maturity, Sharpe ratio, standard deviation, default rate, etc.), price comparisons to various measures, portfolio turnover and the like.  Additionally, information with respect to the portfolio securities’ CUSIPs, series or classes may be provided to the Fund’s shareholders or prospective investors upon request, provided that portfolio holdings for the applicable period have already been filed with the SEC and are publicly available.  No comments may be made, however, if likely to permit, in the sole judgment of the Adviser, inappropriate trading of Fund shares or of Fund portfolio securities.

REDEMPTION OF SHARES

Any shareholder may request the redemption of shares by sending a written request to the Fund at the offices of the Adviser.  Redemption requests must be endorsed by the account holder with signatures guaranteed by a commercial bank, trust company, savings and loan association, U.S. federal savings bank, member firm of a national securities exchange or other eligible financial institution.  The redemption request must be signed exactly as the account is registered including any special capacity of the registered owner.  Additional documentation may be requested, and a signature guarantee is normally required, from institutional and fiduciary account holders, such as corporations, custodians, executors, administrators, trustees or guardians.

Due to the illiquid nature of the Fund’s and the Master Fund’s portfolio investments, the Fund may choose to satisfy redemption requests pursuant to the Fund’s “redemption-in-kind” policy as described below.  In order to avoid receiving redemption proceeds in securities, a shareholder may notify the Adviser in advance of the shareholder’s intent to submit a redemption request.  This request may allow securities (held at the Master Fund level) to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than “in-kind”.  Shareholders are encouraged to contact the Adviser regarding redemptions as early as possible.  Regardless of such notice, there is no guarantee that the Master Fund will have the ability to sell securities in advance in order for the Fund to pay redemptions in cash.

The Fund and the Master Fund have adopted a policy under Rule 18f-1 under the 1940 Act.  Any shareholder requesting that the Fund or the Master Fund redeem shares with an aggregate value in excess of the lesser of $250,000 or 1% of the net asset value of the Fund or the Master Fund during any 90 day period will be required to provide details of valid custodial arrangements in the U.S., in addition to other important information, in order for the redemption request to be deemed in good order.  Failure to provide required information will result in the rejection of the redemption request as being invalid.

The redemption price for shares will be the net asset value per share of the Fund next determined following receipt by the Fund of a properly executed request with any required documents as described above.  Except with respect to redemptions effected in-kind pursuant to the Fund’s redemption policy, payment for shares redeemed will be made in cash as promptly as practicable but in no event later than seven days after receipt of a properly executed request accompanied by any outstanding share certificates in proper form for transfer.  When the Fund is asked to redeem shares for which it may not have yet received good payment it may delay transmittal of redemption proceeds until it has determined that collected funds have been received for the purchase of such shares, which will be up to 10 days from receipt by the Fund of the purchase amount.  In the case of the redemption or exchange of any shares held less than six months, a fee of 1.0% of the current net asset value of the shares will be assessed and retained by the Fund for the benefit of the remaining shareholders.

Shareholders who receive Master Fund portfolio securities in redemption of Fund shares will be required to make arrangements for the transfer of custody of such securities to their account and must communicate relevant custody information to the Fund prior to the effectiveness of a redemption request.  Redemption requests subject to the Fund’s redemption in-kind policy will not be considered in good order and effected until such information is provided.  As discussed below, a redeeming shareholder will bear all costs associated with the in-kind distribution of portfolio securities.  Shareholders receiving securities in-kind may, when selling them, receive less than the redemption value of such securities and would also incur certain transaction costs.  Any securities distributed in-kind would be valued in accordance with the Fund’s policies and values used to determine net asset value for the Fund’s portfolio as a whole (such that, among other things, the value of any “odd lot” securities distributed in-kind will not be discounted to reflect their division from the remainder of their “lot” held by the portfolio as a whole).  The redeeming shareholder will bear the risk of fluctuation in value of the in-kind redemption proceeds after the trade date for the redemption.  Such a redemption would not be as liquid as a redemption entirely in cash.

Redeeming shareholders will bear any costs of delivery and transfer of the portfolio securities received in an in-kind redemption (generally, certain transfer taxes and custodial expenses), and such costs will be deducted from their redemption proceeds.  Redeeming shareholders will also bear the costs of re-registering the securities, as the securities delivered may be registered in the Master Fund’s name or the nominee names of the Master Fund’s custodian.  The actual per share expenses for redeeming shareholders of effecting an in-kind redemption and of any subsequent liquidation by the shareholder of the portfolio securities received will depend on a number of factors, including the number of shares redeemed, the Master Fund’s portfolio composition at the time and market conditions prevailing during the liquidation process.  These expenses are in addition to any applicable redemption fee, as described above.

DISTRIBUTIONS AND TAXES

Various factors will affect the level of the Fund’s income, including the asset mix, and the Fund’s use of hedging.  Shareholders will have all dividends and distributions reinvested in shares of the Fund purchased pursuant to the Automatic Dividend Reinvestment Plan.  Shareholders who elect to not participate in such Plan will receive their dividends and distributions in cash unless the Board of Directors elects to pay such distribution in shares of the Fund’s Common Stock.  See “Investments in the Fund–Automatic Dividend Reinvestment Plan” in the Prospectus.  Quarterly notices will be provided in accordance with Section 19(a) of the 1940 Act.

The following summary reflects the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and other relevant U.S. federal income tax authorities as of the date of this Prospectus.  The U.S. federal income tax consequences described below are merely statements of general tax principles.  The discussion does not deal with the U.S. federal income tax consequences applicable to all categories of investors, some of whom may be subject to special rules.  A shareholder in the Fund should consult his or her own tax adviser concerning these matters.

U.S. Federal Tax Treatment of the Fund

The Fund intends to qualify annually to be taxed as a regulated investment company (“RIC”) under Subchapter M of the Code.  To so qualify, the Fund must, among other things:  (a) derive at least 90% of its annual gross income from dividends, interest, payments with respect to certain securities, loans, gains from the sale or other disposition of stock, securities, or non-U.S. currencies, other income (including gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies or net income from an interest in a “qualified publicly traded partnership” (as that term is defined in the Code); and (b) diversify its holdings so that, at the end of each fiscal quarter of the Fund, (i) at least 50% of the market value of the Fund’s total assets is represented by cash, cash items, U.S. Government securities, securities of other RICs and other securities with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund’s total assets, and not greater than 10% of the outstanding voting securities of such issuer, which include the equity securities of a qualified publicly traded partnership; and (ii) not more than 25% of the market value of the Fund’s total assets are invested in the securities of any one issuer (other than U.S. Government securities or securities of other RICs), two or more issuers that are controlled by the Fund and that are determined, pursuant to Department of Treasury regulations, to be in the same, similar or related trades or businesses or the securities of one or more qualified publicly traded partnerships.

The Fund seeks to achieve its investment objective by investing substantially all of its assets in the Master Fund which is treated as a partnership for U.S. federal income tax purposes.  Accordingly, references below to the tax consequences of the Fund’s investments, activities, income, gain and loss include those attributable to the Fund as a result of it being an investor in the Master Fund.

As a RIC, the Fund will not be subject to U.S. federal income tax on the part of its net investment income and net realized capital gains, if any, that it distributes to its shareholders, provided the Fund distributes at least 90% of its “investment company taxable income” (as that term is defined in the Code determined without regard to the deduction for dividends paid) for its taxable year to Fund shareholders.  The Fund intends to distribute all or substantially all of its net investment income and net realized capital gains.  If in any year the Fund should fail to qualify under Subchapter M for tax treatment as a RIC, the Fund would incur a regular U.S. Federal corporate income tax upon its taxable income for that year and distributions to its shareholders would not be deductible by the Fund in computing its taxable income.  Furthermore, distributions in such case would be taxable to such shareholders as dividend income to the extent of earnings and profits of the Fund.

The Fund will be subject to a non-deductible 4% excise tax to the extent that the Fund does not distribute by the end of each calendar year an amount equal to the sum of (a) 98% of the Fund’s ordinary income for such calendar year; (b) 98.2% of the capital gain net income for the one-year period ending on October 31 of such year; and (c) the undistributed income and gains, if any, from the preceding year.

U.S. Federal Tax Treatment of Shareholders

Distributions.  Dividends from net investment income and net realized short-term capital gain will be taxable to shareholders as ordinary income, whether received in cash or reinvested in additional Fund shares.  No portion of the Fund’s distributions will be eligible for the corporate dividends-received deduction.  In addition, dividends from net investment income will not be eligible for long-term capital gain tax rates applicable to certain dividends paid to non-corporate shareholders.

Distributions of net realized long-term capital gains that the Fund designates as “capital gain dividends” in a notice to its shareholders, if any, will be taxable to shareholders as long-term capital gain, whether received in cash or reinvested in additional Fund shares, regardless of the length of time the shareholder has owned Fund shares.  The Fund does not seek to realize any particular amount of capital gains during a year; rather, realized gains are a by-product of Fund management activities.  Consequently, capital gains dividends may be expected to vary considerably from year to year.

Although dividends generally will be treated as distributed when paid, dividends declared by the Fund in October, November and December and payable to shareholders of record on a specified date in one of such months and paid during the following January will be treated as having been distributed by the Fund (and received by the shareholders) on December 31st of the year in which such dividends were declared.  Shareholders will be notified as to the U.S. federal tax status of dividends and distributions from the Fund.

Sale of Shares.  A shareholder may realize a taxable gain or loss on the sale of shares in the Fund depending on the shareholder’s basis in the shares for U.S. federal income tax purposes.  If the shares are capital assets in the shareholder’s hands the gain or loss will be treated as a capital gain or loss and will be long-term or short-term, depending on the shareholder’s holding period for the shares.  As a general rule, a shareholder’s gain or loss will be a long-term capital gain or loss if the shares have been held for more than one year and a short-term capital gain or loss if the shares have been held one year or less.  Any loss incurred on a sale or exchange of the Fund’s shares, held for six months or less, will be treated as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the shareholder with respect to such shares.  Any loss realized on a sale or exchange will also be disallowed to the extent the shares disposed of are replaced, including a replacement pursuant to the Fund’s Automatic Dividend Reinvestment Plan, within a period of 61 days beginning 30 days before and ending 30 days after the disposition of the shares.  In such case, the basis of the shares acquired will be increased to reflect the disallowed loss.

Redemptions.  Upon a redemption of shares in the Fund, the shareholder generally will be taxed in the manner described above under “Distributions,” unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code, in which case the redemption will be treated as a sale of the redeemed shares and taxed in the manner described above under “Sale of Shares.”  Whether a redemption will be treated as a sale will depend largely on the total number of shares in the Fund treated as held by the shareholder (taking into account certain constructive ownership rules).  A redemption of shares in the Fund generally will be treated as a sale of the shares (rather than as a distribution) if the redemption (1) is “substantially disproportionate” with respect to the shareholder, (2) results in a “complete termination” of the shareholder’s interest in the Fund or (3) is “not essentially equivalent to a dividend” with respect to the shareholder, all within the meaning of Section 302(b) of the Code.  Under legislation enacted in 2010, amounts received by a redeeming shareholder upon the redemption of shares of certain companies qualifying as regulated investment companies under Subchapter M will automatically be treated as amounts received in exchange for the redeemed shares.  The Fund will not qualify for this provision, however, because the Fund has fewer than 500 shareholders. Shareholders are advised to consult their tax advisors to determine the appropriate U.S. federal income tax treatment of redemptions in light of their particular circumstances.

Non-U.S. Shareholders.  Dividends paid or reinvested by the Fund from net investment income and net realized short-term capital gains to a shareholder who, as to the United States, is a nonresident alien individual or a non-U.S. entity (a “non-U.S. shareholder”) will be subject to U.S. withholding tax at a rate of 30% unless a reduced rate of withholding is provided under an applicable tax treaty.  However, for taxable years beginning before January 1, 2014, certain “interest-related dividends” and “short-term capital gain dividends” paid by the Fund to a non-U.S. shareholder and reported by the Fund as such are eligible for an exemption from the 30% U.S. withholding tax.  Under current law, this exemption is not available for taxable years beginning on or after January 1, 2014.  Interest-related dividends generally are dividends derived from certain interest income earned by the Fund that would not be subject to such tax if earned by a non-U.S. shareholder directly.  Short-term capital gain dividends generally are dividends derived from the excess of the Fund’s net short-term capital gains over net long-term capital losses.  Both “interest-related dividends” and “short-term capital gain dividends” must be reported as such in a written statement mailed to shareholders.  The Fund intends to designate and report such dividends to shareholders in a written, mailed statement.

A non-U.S. shareholder would generally be exempt from U.S. federal income tax on capital gain dividends, any amounts retained by the Fund that are designated as undistributed capital gains and any gains realized upon the sale or exchange of shares of the Fund.

Non-U.S. shareholders are urged to consult their own tax advisers concerning the applicability of the U.S. withholding tax and any non-U.S. taxes.

Tax-Exempt Shareholders.  Generally, an exempt organization (including an individual retirement account) is exempt from U.S. federal income tax on its passive investment income, such as dividends, interest and capital gains.  This general exemption from tax does not apply to the “unrelated business taxable income” (“UBTI”) of an exempt organization.  Generally, income and gain derived by an exempt organization from the ownership and sale of debt-financed property is UBTI and, thus, taxable in the proportion to which such property is financed by “acquisition indebtedness” during the relevant period of time.  However, a tax-exempt U.S. person investing in the Fund will not realize UBTI with respect to an investment in shares in the Fund if (1) the person does not borrow to make the investment and (2) the Fund does not invest in real estate investment trusts that hold residual interests in real estate mortgage investment conduits.  Tax-exempt U.S. persons are urged to consult their own tax advisors concerning the U.S. federal tax consequences of an investment in the Fund.

Backup Withholding.  Under certain provisions of the Code, some shareholders currently may be subject to a 28% “backup withholding” on reportable dividends, capital gains distributions and redemption payments.  Generally, shareholders subject to backup withholding will be U.S. shareholders for whom a taxpayer identification number is not on file with the Fund or who, to the Fund’s knowledge, have furnished an incorrect number.  When establishing an account, an investor must certify under penalty of perjury that such number is correct and that he or she is not otherwise subject to backup withholding.  An individual’s taxpayer identification number is his or her Social Security number.

Backup withholding is not an additional tax and generally may be credited against a taxpayer’s U.S. federal income tax or claimed as a refund provided the shareholder timely provides the necessary information to the IRS.

Other Taxation.  Dividends, capital gains distributions, and redemption or other disposition of Fund shares may also be subject to state, local and non-U.S. taxes.

The foregoing is a general and abbreviated summary of the applicable provisions of the Code and Treasury Regulations presently in effect.  These provisions are subject to differing interpretations and to change by legislative or administrative action, and any such changes may be effective either prospectively or retroactively.  Shareholders are advised to consult with their own tax advisers for more detailed information concerning U.S. federal, state, local and non-U.S. income tax matters.

Tax Treatment of Certain Transactions

Hedging Transactions.  The Master Fund may engage in various hedging transactions.  Under various provisions of the Code, such transactions may change the character of recognized gains and losses, accelerate the recognition of certain gains, and/or defer the recognition of certain losses.  The amount of the Fund’s income that must be distributed each year to avoid corporate income tax and excise tax, and the amount and timing of the recognition by the shareholders of ordinary income and long-term capital gain may be effected by these provisions.

Discount Obligations.  The Master Fund may make investments that produce income that is not matched by a corresponding cash distribution, such as investments in obligations having original issue discount (i.e., an amount equal to the excess of the stated redemption price of the security at maturity over its issue price), or market discount (i.e., an amount equal to the excess of the stated redemption price of the security at maturity over its basis immediately after it was acquired) if an election is made to accrue market discount on a current basis.  In addition, income may continue to accrue for U.S. federal income tax purposes with respect to a non-performing investment.  Any of the foregoing income would be treated as income and therefore would be subject to the distribution requirements of the Code.  Because such income may not be matched by a corresponding cash distribution, the Fund or the Master Fund may be required to dispose of assets or to borrow to be able to make distributions to investors.

Options.  Certain listed options are considered “section 1256 contracts” for U.S. federal income tax purposes.  Section 1256 contracts held by the Fund or the Master Fund at the end of each taxable year will be “marked to market” and treated for U.S. federal income tax purposes as though sold for fair market value on the last business day of such taxable year.  Gain or loss realized on section 1256 contracts generally will be considered 60% long-term and 40% short-term capital gain or loss.

With respect to equity options, over-the-counter options or options traded on certain non-U.S. exchanges, gain or loss realized upon the lapse or sale of such options will be either long-term or short-term capital gain or loss depending upon the holding period with respect to such option.  However, gain or loss realized upon the lapse or closing out of such options that are written by the Fund or the Master Fund will be treated as short-term capital gain or loss.  In general, if the Fund or the Master Fund exercises an option, or an option that the Fund or Master Fund has written is exercised, gain or loss on the option will not be separately recognized but the premium received or paid will be included in the calculation of gain or loss upon disposition of the property underlying the option.

Other Securities.  Interest income from non-U.S. securities may be subject to withholding taxes imposed by the country in which the issuer is located and the Fund will not be able to pass through to its stockholders foreign tax credits with respect to these taxes.

The Fund’s taxable income will in most cases be determined on the basis of reports made to the Fund by the issuers of the securities in which the Master Fund invests.  The tax treatment of certain securities in which the Master Fund may invest is not free from doubt and it is possible that an IRS examination of the issuers of such securities or of the Fund or the Master Fund could result in adjustments to the income of the Fund.

The foregoing discussion is a summary of certain of the current U.S. federal income tax laws relating to the Fund and investors in shares of the Fund, and does not deal with all of the U.S. federal income tax consequences applicable to the Fund, or to all categories of investors, some of which may be subject to special rules.  Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local, non-U.S. and other tax consequences to them of investments in the Fund, including the effects of any changes, including proposed changes, in the tax law.

ADMINISTRATOR, CUSTODIAN AND TRANSFER AGENT

The Bank of New York currently serves as the Fund’s Administrator pursuant to a Fund Administration and Accounting Agreement.  The Bank of New York also serves as the Fund’s Custodian pursuant to a Custody Agreement.  As of November 2011, Computershare Inc. has assumed the duties of transfer agent for the Fund in place of Huntington Asset Services, Inc, and serves as the Fund’s transfer agent pursuant to a Transfer Agency and Service Agreement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL

Ernst & Young LLP is the Fund’s independent registered public accounting firm and in that capacity audits and reports on the Fund’s annual financial statements, which appear in the Fund’s annual reports.  Ernst & Young LLP is located at 5 Times Square, New York, NY 10036.  Shearman & Sterling LLP, New York, New York, serves as legal counsel to the Fund and the Adviser.

FINANCIAL STATEMENTS

The financial statements of the Fund are incorporated herein by reference and appear in the annual report of the Fund and the report thereon by the Fund’s Independent Registered Public Accounting Firm for the fiscal year ended October 31, 2012, filed on January 10, 2013 on Form N-CSR.

TORCHLIGHT VALUE FUND, INC.

PART C
OTHER INFORMATION

ITEM 28.

Exhibits

A.	(a)	Amended and Restated Articles of Incorporation of the Registrant (*)

(b)	Articles Supplementary (*)

(c)	Articles of Amendment

B.	By-laws of the Registrant (*)

D.	Investment Advisory Agreement between the Registrant and Torchlight Investors, LLC (formerly ING Clarion Capital, LLC) (*)

G.	Custody Agreement between the Registrant and THE BANK OF NEW YORK (*)

H.	(a)	Transfer Agency and Service Agreement between the Registrant and COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC. (*)

(b)	Fund Administration and Accounting Agreement between the Registrant and THE BANK OF NEW YORK (*)

J.	Consent of Independent Registered Public Accounting Firm (Filed herewith)

P.	Code of Ethics of the Fund and the Adviser (*)

(*)	PREVIOUSLY FILED AND INCORPORATED HEREIN BY REFERENCE

ITEM 29.  Persons Controlled by or under Common Control with Registrant

No persons are controlled by or under common control with the Registrant.

ITEM 30.  Indemnification

The Registrant shall indemnify directors, officers, employees and agents of the Registrant against judgments, fines, penalties, settlements and expenses to the fullest extent authorized, and in the manner permitted, by applicable U.S. federal and state law.

ITEM 31.  Business and Other Connections of Investment Adviser

Torchlight Investors, LLC (the “Adviser”), the adviser to the Fund and the Master Fund, has a substantial amount of assets under management in the form of individual and fund accounts.  The business and other connections of the Adviser’s directors and officers are as follows:

Name	Position with the Adviser	Business and Other Connections

Daniel Heflin	President, Chief Executive Officer and Chief Investment Officer	President, Chief Executive Officer, Chief Investment Officer, Portfolio Manager and Director of the Fund
William Stasiulatis	Managing Director	Portfolio Manager of the Fund
Samuel Chang	Director	Portfolio Manager of the Fund
Ramalingam Ganesh	Chief Financial Officer	Chief Financial Officer of the Fund
Marshall Reiss	Chief Compliance Officer	Chief Compliance Officer of the Fund

ITEM 32.  Principal Underwriter

Not Applicable.

ITEM 33.  Location of Accounts and Records

The Registrant’s accounts and records will be maintained at 230 Park Avenue, New York, NY 10169.  Records of shareholders’ accounts will be maintained at the offices of the Registrant’s Transfer Agent, Computershare Inc., 250 Royall Street, Canton, Massachusetts 02021.

ITEM 34.  Management Services

The Registrant is not a party to any management-related service contract not discussed in the Prospectus or Statement of Additional Information of this Registration Statement.

ITEM 35.  Undertakings

The Registrant undertakes to call a meeting of shareholders for the purpose of voting upon the question of removal of a director, if requested to do so by the holders of at least 10% of a Fund’s outstanding shares, and that it will assist communication with other shareholders as required by Section 16(c) of the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, as of the 28th day of February, 2013.

TORCHLIGHT VALUE FUND, INC.

By:	/s/ Daniel Heflin
Daniel Heflin
President, Chief Executive Officer, Chief Investment Officer and Director